Exhibit 10.(q)

EXECUTION COPY

ASSET PURCHASE AGREEMENT

by and among

CATERPILLAR FOREST PRODUCTS INC.,

CATERPILLAR INC.

and the Caterpillar Subsidiaries set forth herein

and

BLOUNT, INC.,

BLOUNT INTERNATIONAL, INC.

and the Blount Subsidiaries set forth herein

November 5, 2007

SECTION 1	DEFINITIONS	1

SECTION 2	BASIC TRANSACTION	15

(a)	Purchase and Sale of Assets	15
(b)	Liabilities	15
(c)	Closing	16
(d)	Purchase Price	16
(e)	Net Working Capital Adjustment	16
(f)	Inventory Adjustment	16
(g)	Adjustment Calculation and Dispute Resolution	16
(h)	Post-Closing Accounting Practice; Access	17
(i)	Parent Guaranties	17
(j)	Purchase Price Allocation for Tax Purposes	18

SECTION 3	SELLER’S REPRESENTATIONS AND WARRANTIES	18

(a)	Organization of Blount	18
(b)	Authorization of Transaction	18
(c)	Non-contravention	19
(d)	Brokers’ Fees	19
(e)	Title to and Sufficiency and Condition of Assets	19
(f)	Financial Statements	19
(g)	Events Subsequent to December 31, 2006	20
(h)	Legal Compliance	21
(i)	Tax Matters	21
(j)	Real Property	21
(k)	Intellectual Property	23
(l)	Inventory	25
(m)	Contracts	25
(n)	Notes and Accounts Receivable	26
(o)	Litigation	26
(p)	Product Warranty	26
(q)	Employees	26
(r)	Employee Benefits	27
(s)	Environmental, Health, and Safety Matters	28
(t)	Customers and Suppliers	29
(u)	Bank Accounts	30
(v)	Permits	30

i

(w)	Improper and Other Payments	30
(x)	Accounting and Disclosure Controls	30
(y)	Contracts with Affiliates	30
(z)	Absence of Undisclosed Liabilities	30
(aa)	Disclosure of Evaluation Material	31
(bb)	No Further Representation or Warranty	31

SECTION 4	BUYER’S REPRESENTATIONS AND WARRANTIES	31

(a)	Organization of Buyer	31
(b)	Authorization of Transaction	31
(c)	Non-contravention	31
(d)	Brokers’ Fees	32

SECTION 5	POST-CLOSING COVENANTS	32

(a)	General	32
(b)	Assignment.	32
(c)	Litigation Support	33
(d)	Insurance	33
(e)	Transition	33
(f)	Confidentiality	33
(g)	Covenant Not to Compete and Nonsolicitation	34
(h)	Employment and Benefit Arrangements	34
(i)	Additional Tax Matters	40
(j)	Environmental Permits	41
(k)	Parts Buyback	42
(l)	Preparation of Closing Statements	42

SECTION 6	REMEDIES FOR BREACH OF THIS AGREEMENT; INDEMNITY	42

(a)	Survival	42
(b)	Indemnification by Seller	42
(c)	Indemnification by Buyer	43
(d)	No Materiality Qualifiers	43
(e)	Limitations on Liability	43
(f)	Matters Involving Third Parties	46
(g)	Additional Environmental Procedures, Control and Access	47
(h)	Recoupment Against General Escrow Amount and Specified Environmental Escrow Amount	49
(i)	Purchase Price Adjustments	49

ii

(j)	Mitigation	49

SECTION 7	MISCELLANEOUS	50

(a)	Press Releases and Public Announcements	50
(b)	No Third-Party Beneficiaries	50
(c)	Entire Agreement	50
(d)	Succession and Assignment	50
(e)	Counterparts	50
(f)	Headings	50
(g)	Notices	50
(h)	Applicable Law; Choice of Forum; Waiver of Jury Trial	51
(i)	Amendments and Waivers	51
(j)	Severability	52
(k)	Expenses	52
(l)	Construction	52
(m)	Incorporation of Exhibits and Schedules	52
(n)	Specific Performance	52
(o)	Joint and Several Obligations	53
(p)	Governing Language	53
(q)	Remittances	53

EXHIBITS

Exhibit A	Accounts Payable
Exhibit B	Accounts Receivable
Exhibit C	Accrued Expenses
Exhibit D	Prepaid Expenses
Exhibit E	Example Closing Statement of Net Working Capital
Exhibit F	Example Closing Statement of Inventory
Exhibit G	Target Business Financial Statements
Exhibit H	August 31, 2007 Financial Statements
Exhibit I	Certain Acquired Assets
Exhibit J	Excluded Contracts
Exhibit K	Transaction Agreements

iii

ASSET PURCHASE AGREEMENT

This Asset Purchase Agreement (this “Agreement”) is entered into as of November 5, 2007, by and among Caterpillar Forest Products Inc., a Delaware corporation (“CFPI”), Caterpillar Inc., a Delaware corporation (“Buyer Parent”), the direct and indirect subsidiaries of Buyer Parent set forth on the signature page hereto (the “Caterpillar Subsidiaries” and, together with CFPI, “Buyer”), Blount, Inc., a Delaware corporation (“Blount”), Blount International, Inc., a Delaware Corporation (“Seller Parent”) and the direct and indirect subsidiaries of Blount set forth on the signature page hereto (the “Blount Subsidiaries” and, together with Blount, “Seller”).

This Agreement contemplates a transaction in which Buyer will purchase all of the assets (and assume certain of the liabilities) primarily relating to Seller’s Industrial Power Equipment Group – Forestry Division in return for cash.

Now, therefore, in consideration of the premises and the mutual promises herein made, and in consideration of the representations, warranties and covenants herein contained, the Parties agree as follows:

SECTION 1          DEFINITIONS

“Accountants” means Deloitte & Touche LLP or, if Deloitte & Touche LLP is unable or unwilling to act, such other nationally recognized independent public accounting firm mutually selected in writing by Buyer and Seller.

“Accounts Payable” means the accounts payable of the Target Business, calculated using line items and methodology consistent with the Target Business Financial Statements.  Such line items comprising “Accounts Payable” are set forth on Exhibit A.

“Accounts Receivable” means the accounts receivable, and any other accounts, notes and other receivables, of the Target Business, calculated using line items and methodology consistent with the Target Business Financial Statements.  Such line items comprising “Accounts Receivable” are set forth on Exhibit B.

“Accrued Expenses” means the accrued expenses of the Target Business, calculated (a) using line items and methodology consistent with the Target Business Financial Statements and (b) notwithstanding differences between actual line item values and reserves or other estimates, subject to normal and recurring year-end adjustments (to the extent Seller calculated such reserves or other estimates using methodology consistent with the Target Business Financial Statements).  Such line items comprising “Accrued Expenses” are set forth on Exhibit C; provided that “Accrued Expenses” do not include pension, retirement savings, professional services, product liability or Taxes other than accrued property Taxes (and Exhibit C does not include such items).

“Acquired Assets” means all right, title and interest in and to all of the assets of Seller used by Seller primarily in the operation of the Target Business, including, but not limited to, (a) those assets listed on Exhibit I, (b) Accounts Receivable, (c) Bank Accounts, (d) Cash on Hand, (e) Inventory, (f) Prepaid Expenses, (g) Owned Real Property and Leased Real Property, (h) operating assets and other tangible personal property (such as machinery, equipment, assets held for sale, furniture, automobiles, trucks, tractors, trailers, tools, jigs and dies), in each case primarily related to the Target Business, (i) Intellectual Property of Seller held for use or used primarily in connection with the operation of the Target Business throughout the world where the Target Business operates, the goodwill associated therewith, licenses and sublicenses granted and obtained with respect thereto, and rights thereunder, remedies against infringements thereof, and rights to protection of interests therein under the laws of any applicable jurisdictions, (j) leases and subleases and rights thereunder, in each case primarily related to the Target Business, (k) the rights of Seller under the Assumed Contracts, (l) claims, deposits, prepayments, refunds, causes of action, choses in action, rights of recovery, rights of set-off, and rights of recoupment (including any such item relating to the payment of Taxes, but only if and to the extent such Taxes are treated as Assumed Liabilities) in each case arising primarily from the operation of the Target Business, (m) franchises, approvals, permits, flex engine allowances, licenses, orders, registrations, certificates, variances, and similar rights obtained from governments and governmental agencies, in each case primarily relating to the Target Business, (n) copiers, data cabling and wiring, data communication circuits, desktop PCs, docking stations, external hard drives and other storage devices, facsimile machines, firewalls, laptop PCs, printers, routers, servers, switches, wireless access points, and other such devices along with the computer software, except where software licensing restrictions limit assignment, loaded on or used by the immediately preceding devices, in each case primarily relating to the Target Business, (o) books, records, ledgers, files, documents, correspondence, lists, plats, architectural plans, drawings, and specifications, advertising and promotional materials, studies, product support and training materials and other printed or written materials, in each case to the extent primarily related to the Target Business but not including personnel records (except as set forth in the parenthetical in clause (viii) below), and (p) all assets of, or assets relating to, any Employee Benefit Plan that are transferred to any employee benefit plan maintained by Buyer or any of its Affiliates, as expressly provided in Section 5(h); provided, however, that the Acquired Assets shall not include (i) the charter, qualifications to conduct business as a foreign entity, arrangements with registered agents relating to foreign qualifications, taxpayer and other identification numbers, seals, minute books, stock transfer books, blank stock certificates, and other documents relating to the organization, maintenance, and legal existence of any of Seller Parent, Blount or any Blount Subsidiary, (ii) any of the rights of Seller under this Agreement or any Transaction Agreement (or under any side agreement to which Seller Parent, Seller or any Blount Subsidiary, on the one hand, or CFPI or any Caterpillar Subsidiary, on the other hand, are parties that is entered into on or after the date of this Agreement), (iii) the assets primarily relating to Gear Products, (iv) the Menominee Facility, (v) the Excluded Contracts, (vi) marketable securities, (vii) the “Blount” tradename and the Argentina Trademarks, (viii) personnel records (other than (A) as required to be transferred to Buyer under applicable Law, (B) for which the applicable employee has consented to such transfer to Buyer or (C) as set forth on Section 1(a) of the Disclosure Schedule), (ix) documents, files and records related to pending, threatened, active or closed product liability actions and (x) all assets of or assets relating to any Employee Benefit Plan, except to the extent such assets are transferred to an employee benefit plan maintained by Buyer or any of its Affiliates, as expressly provided in Section 5(h).

“Active Employee” has the meaning set forth in Section 5(h).

“Adjusted Purchase Price” means the Purchase Price, as adjusted pursuant to Sections 2(d)(iii), 2(d)(iv), 2(d)(v), 2(e) and 2(f).

“Affiliates” means, with respect to a Person, any legal entity directly or indirectly controlling, controlled by or under common control with such Person, where “control” means a direct or indirect ownership interest of more than 50% in such legal entity.

“Alliance Agreements” means the Marketing, Cooperation and Trademark Licensing Agreement and the Supply Agreement, each dated March 11, 2003 by and between Blount and Buyer Parent, including all amendments and side letter agreements related thereto.

“Applicable Rate” means the blended prime rate as published daily by the Eastern edition of the Wall Street Journal.

“Applicable Welfare Plan” has the meaning set forth in Section 5(h).

“Argentina Trademarks” means the “PRENTICE OMARK INDUSTRIES & design” trademarks registered in Argentina (registration numbers 1,928,718 and 1,928,719).

“Asbestos Liabilities” means any Liabilities arising from, relating to, or based on the exposure or alleged exposure to asbestos or asbestos-containing materials present or allegedly present (a) in any product manufactured, sold, marketed, installed, transported, or distributed by the Target Business on or prior to the Closing Date (regardless of whether any exposure to such asbestos or asbestos-containing materials occurred prior to, on or after the Closing Date), or (b) at any Real Property, or in any facility or structure thereat, to the extent any exposure to such asbestos or asbestos-containing materials occurred prior to or on the Closing Date, including the case of each of (a) and (b), any such Liabilities arising from, relating to or based on any personal or bodily injury or illness.

“Assumed Contracts” means (a) all written contracts (and such oral or other contracts for which Seller provides Buyer a summary of the material terms within ten Business Days of the Closing Date)  primarily relating to the Target Business and having an aggregate value, or providing for obligations, contingent or otherwise, under $100,000, (b) the Material Contracts listed on Section 3(m)(i) of the Disclosure Schedule if a materially accurate and complete copy of each such Material Contract, including all material amendments thereto, has been delivered to Buyer within ten Business Days of the Closing, (c) all unfulfilled customer purchase orders listed on Section 3(m)(ii) of the Disclosure Schedule (except that orders for service parts need not be listed on such schedule to be deemed an Assumed Contract hereunder) and provided to Buyer within ten Business Days of the Closing Date and (d) all unfulfilled supplier purchase orders, but only to the extent listed on Section 3(m)(iii) of the Disclosure Schedule (except that orders for service parts need not be listed on such schedule to be deemed an Assumed Contract hereunder).  Notwithstanding the foregoing, “Assumed Contracts” do not include the Excluded Contracts.

“Assumed Employee Benefit Agreement” means each Employee Benefit Agreement that is explicitly designated as an Assumed Employee Benefit Agreement in Section 3(q)(ii) of the Disclosure Schedule.

“Assumed Liability” or “Assumed Liabilities” means only (a) the Accounts Payable, (b) the Accrued Expenses, (c) the Covered Employee Liabilities, (d) obligations in respect of the Bank Accounts, (e) subject to clause (viii) below, obligations of Seller under the Assumed Contracts, (f) Liabilities relating to the Target Business that arise after the Closing (including any Post-Closing Asbestos, Silica, and Welding Rod Liabilities and any Post-Closing Environmental Liabilities) and (g) Liabilities relating to the Target Business that arise after the Closing in connection with any breach of contract, tort or violation of any Law.  For clarification, “Assumed Liabilities” shall not include any other past, current or future Liability or Loss including, among other things, (i) contingent, off-balance sheet, unasserted claims or Liabilities of a type for which there is no provision for accrual (other than in respect of Assumed

Contracts), in each case arising on or prior to the Closing, (ii) any Asbestos Liability, Silica Liability or Welding Rod Liability, (iii) any Pre-Closing Environmental Liabilities, (iv) any and all past, current or future Liability for product liability arising from products wholly manufactured on or prior to the Closing Date, (v)  Liabilities for infringement of third party Intellectual Property rights arising from products wholly manufactured on or prior to the Closing Date, (vi) any and all past, current or future Liability of Seller Parent or Seller for Taxes (other than Tax Liabilities relating to the Target Business that arise after the Closing), (vii) any and all past, current or future Liability of Seller Parent or Seller for unpaid Taxes of any Person under Reg. Section 1502-6 (or any similar provision of state, local, or foreign law), as a transferee or successor, by contract or otherwise (other than Tax Liabilities relating to the Target Business that arise after the Closing), (viii) Liabilities relating to the Target Business that arise prior to the Closing in connection with any breach of contract (other than a judgment or settlement (with the consent of Buyer, such consent not to be unreasonably withheld or delayed) for specific performance in respect of any Assumed Contract), tort or violation of any Law, (ix) any and all past, current or future obligation of Seller to indemnify any Person by reason of the fact that such Person was a director, officer, employee, or agent of Seller or was serving at the request of Seller as a partner, trustee, director, officer, employee, or agent of another entity (whether such indemnification is for judgments, damages, penalties, fines, costs, amounts paid in settlement, losses, expenses, or otherwise and whether such indemnification is pursuant to any statute, charter document, bylaw, agreement, or otherwise), (x) Transfer Fees, (xi) any and all past, current or future Liability of Seller Parent or Seller for costs and expenses incurred in connection with this Agreement and the transactions contemplated hereby, (xii) any Liability or obligation of Seller under this Agreement or the Transaction Agreements or under any side agreement to which Seller Parent, Blount or any Blount Subsidiary, on the one hand, or Buyer Parent, CFPI or any Caterpillar Subsidiary, on the other hand, are parties that is entered into on or after the date of this Agreement, (xiii) any insurance claim liability incurred on or prior to the Closing, except in connection with any Assumed Liability, (xiv) any and all past, current or future Liability relating to the Target Business arising out of Seller’s participation prior to the Closing in the U.S. Environmental Protection Agency percent-of-production allowance flexibility or similar programs contained in 40 CFR 89.102, (xv) any and all past, current or future Liability of Seller to the extent relating to a warranty campaign not being transferred to Buyer hereunder or under any Transaction Agreement, including those warranty campaigns set forth on Section 1(b) of the Disclosure Schedule, (xvi) any and all past or current royalty payments due under the license agreements related to the Hamby patents, Quadco license agreements, Fabtek patents or the Stone and Wood patents, (xvii) any and all past, current or future Liability to the extent relating to the Menominee Facility, (xviii) any and all past, current or future Liability arising from the design and certification existing as of the Closing of Seller’s Rollover Protection Structure, Falling Object Protection Structure or Operator Protection System, as applicable, in each case not including materials and construction in respect thereof, (xix) any and all past, current or future Liability with respect to any Target Business Employee, other than the Covered Employee Liabilities, (xx) any and all past, current or future Liability arising from Seller’s failure to comply with any bulk transfer laws of any applicable jurisdiction in connection with the transactions contemplated hereby, (xxi) any and all past, current or future bonus or other payment related to successful completion of the transactions contemplated hereunder, (xxii) any other Liabilities relating to the Target Business that arise prior to the Closing except to the extent any such Liability would otherwise be an Assumed Liability hereunder, (xxii) any Losses resulting from the foregoing items (i) through (xxii), in each case other than Liabilities of Buyer or its Affiliates pursuant to the Alliance Agreements.  For further clarification, for purposes of the definition of “Assumed Liabilities”, a Liability shall be deemed to “arise” when the event giving rise to such Liability occurs.

“August 31, 2007 Financial Statements” means the following documents attached hereto as Exhibit H: unaudited consolidated and consolidating balance sheets and statements of income and cash flows as of and for the eight-month and two-month periods ended August 31, 2007, in each case for the Target Business and prepared using methodology consistent with the Target Business Financial Statements (except for normal and recurring year-end adjustments).

“August 31, 2007 Balance Sheet” means the balance sheet included within the August 31, 2007 Financial Statements.

“August 31, 2007 Inventory” means the aggregate value of the Inventory set forth on the August 31, 2007 Balance Sheet.

“August 31, 2007 Inventory Adjustment” means (a) if the August 31, 2007 Inventory is less than $21,000,000, a reduction of the Purchase Price by the amount that the August 31, 2007 Inventory is less than $21,000,000 on a dollar-for-dollar basis in accordance with Section 2(d)(iv) and (b) if the August 31, 2007 Inventory is greater than $21,000,000, an increase of the Purchase Price by the amount that the August 31, 2007 Inventory is greater than $21,000,000 on a dollar-for-dollar basis in accordance with Section 2(d)(iv); provided that such increase of the Purchase Price shall not exceed $4,000,000.

“Bank Accounts” means those bank accounts, including all rights and obligations in respect thereof, of Blount or any of the Blount Subsidiaries that relate solely to the Target Business, other than payroll accounts and the bank account of Seller in Sweden, and that are set forth on Section 3(u) of the Disclosure Schedule.

“Basis” means any past or present fact, situation, circumstance, status, condition, activity, practice, plan, occurrence, event, incident, action, failure to act, or transaction that forms or could form the basis for any specified consequence.

“Books and Records” has the meaning set forth in Section 5(a).

“Buyer” has the meaning set forth in the preamble.

“Buyer Benefit Plans” has the meaning set forth in Section 5(h).

“Buyer 401(k) Plan” has the meaning set forth in Section 5(h).

“Buyer Indemnified Parties” means Buyer and its Affiliates and its and their directors, officers, employees, successors, and assigns.

“Buyer’s Notice” has the meaning set forth in Section 2(h).

“Buyer Parent” has the meaning set forth in the preamble.

“Buyer Welfare Plan” has the meaning set forth in Section 5(h).

“Cash on Hand” means Seller’s cash balance as reflected on its general ledger to the extent relating to the Target Business.

“Caterpillar Contract Consent Costs” means any out-of-pocket costs (other than Contract Consent Fees) incurred by CFPI or its Affiliates solely in connection with the assignment by Seller to Buyer of the Assumed Contracts, but not including any payments, fees or expenses due as a result of rate changes or modifications to the terms of such Assumed Contracts.

“Closing” means the transfer of the Acquired Assets and Assumed Liabilities from Seller to Buyer as set forth herein.

“Closing Date” means the date of this Agreement.

“Closing Inventory” means the aggregate value of the Inventory at the close of business on October 31, 2007 (as adjusted for activity occurring until immediately prior to the Closing), calculated (a) based upon the physical count of Inventory to be conducted by Seller (with the assistance of its accountants and in the presence of Buyer representatives and its accountants) using Seller’s historical methodology for conducting such a physical count and beginning on November 1, 2007 and (b) using methodology consistent with the Target Business Financial Statements (including with respect to accounting for reserves).

“Closing Net Working Capital” means (a) Cash on Hand plus Accounts Receivable plus Prepaid Expenses minus (b) Accounts Payable plus Accrued Expenses (excluding any Liabilities not assumed by Buyer), in each case (i) at the close of business on the Business Day immediately preceding the Closing Date, (ii) calculated using methodology consistent with the Target Business Financial Statements and (iii) calculated without giving effect to any items related to Taxes other than property Taxes.

“Closing Statement of Inventory” means a statement showing the computation of Closing Inventory.  An example Closing Statement of Inventory is attached as Exhibit F.

“Closing Statement of Net Working Capital” means a statement showing the computation of Closing Net Working Capital.  An example Closing Statement of Net Working Capital is attached as Exhibit E.

“Closing Statements” means the Closing Statement of Net Working Capital and the Closing Statement of Inventory.

“COBRA” means the requirements of Part 6 of Subtitle B of Title I of ERISA and Code Section 4980B and of any similar state law.

“Code” means the United States Internal Revenue Code of 1986, as amended.

“Confidentiality Agreement” means the Confidentiality Agreement relating to the transactions contemplated hereby dated as of April 5, 2007 between Blount and Buyer Parent.

“Contract Consent Fees” means any fees paid or payable to parties to the Assumed Contracts other than Seller or Buyer solely in connection with the assignment by Seller to Buyer of the Assumed Contracts, but not including any payments, fees or expenses due as a result of rate changes or modifications to the terms of such Assumed Contracts.

“Controlled Group Liability” has the meaning set forth in Section 3(r).

“Controlling Party” has the meaning set forth in Section 6(g).

“Covered Employee Liabilities” means all Liabilities with respect to the Target Business Employees that (a) CFPI has explicitly agreed to assume pursuant to Section 5(h) or (b) are Accrued Expenses.

“Designated Contracts” means the contracts set forth on Section 1(c) of the Disclosure Schedule.

“Designated Terminated Dealers” means the dealers set forth on Section 1(d) of the Disclosure Schedule.

“Disclosure Schedule” means the disclosure schedule delivered by Seller to Buyer on the date hereof and initialed by the Parties.

“Employee Benefit Agreement” means each employment, consulting, retention, severance, termination, change in control, bonus or similar agreement or arrangement between Seller and any Target Business Employee, other than (a) any agreement or arrangement mandated by applicable Law and (b) any Employee Benefit Plan.

“Employee Benefit Plan” means any “employee benefit plan” (as such term is defined in ERISA Section 3(3) and all applicable regulations) and any other employee benefit plan, program or arrangement of any kind, including any defined benefit or defined contribution plan, stock ownership plan, executive compensation program or arrangement, bonus plan, incentive compensation plan or arrangement, profit sharing plan or arrangement, deferred compensation plan or arrangement, supplemental retirement plan or arrangement, vacation pay, sickness, disability, or death benefit plan (whether provided through insurance, on a funded or unfunded basis or otherwise), medical or life insurance plan providing benefits to employees, retirees or former employees or any of their dependents, survivors, or beneficiaries, employee stock option or stock purchase plan, severance pay, termination, salary continuation or employee assistance plan, in each case, that Seller maintains or sponsors (or to which Seller contributes or has any obligation to contribute) for the benefit of any Target Business Employee, but excluding any plan, program or arrangement mandated by applicable Law.

“Encumbrance Documents” means easements, covenants, conditions, restrictions or similar provisions in any instrument of record relating to the Real Property, or, to the extent its existence is within the Knowledge of Seller, any unrecorded easement, covenant, condition, restriction or similar agreement relating to the Real Property.

“Environmental, Health, and Safety Requirements” means all applicable Laws concerning public or worker health and safety (to the extent relating to the exposure to Hazardous Materials), pollution or protection of the environment, including all such Laws relating to the presence, use, production, generation, handling, transportation, treatment, storage, disposal, distribution, labeling, testing, processing, discharge, release, threatened release, control, or cleanup of any Hazardous Materials.

“Environmental Indemnification Claim” has the meaning set forth in Section 6(g).

“ERISA” means the Employee Retirement Income Security Act of 1974, as amended, and all applicable regulations.

“ERISA Affiliate” means each entity that is treated as a single employer with Seller for purposes of Code Section 414.

“Estimated Net Working Capital” means, based upon the August 31, 2007 Financial Statements, (a) Cash on Hand plus Accounts Receivable plus Prepaid Expenses minus (b) Accounts Payable plus Accrued Expenses (excluding any Liabilities not assumed by Buyer).

“Estimated Net Working Capital Adjustment” means (a) if the Estimated Net Working Capital is a positive number, an increase of the Purchase Price by such number on a dollar-for-dollar basis in accordance with Section 2(d)(iii) and (b) if the Estimated Net Working Capital is a negative number, a reduction of the Purchase Price by such number (multiplied by negative one) on a dollar-for-dollar basis in accordance with Section 2(d)(iii).

“Evaluation Material” has the meaning set forth in the Confidentiality Agreement.

“Excluded Contracts” means (a) those contracts specifically listed or categorized on Exhibit J and (b) any other contract that is not an Assumed Contract.

“Final Allocation” has the meaning set forth in Section 2(j).

“Financial Statements” means (a) the Seller Parent Financial Statements and (b) the August 31, 2007 Financial Statements.

“FSA Plans” has the meaning set forth in Section 5(h).

“GAAP” means United States generally accepted accounting principles as in effect from time to time, consistently applied.

“Gear Products” means Seller’s Industrial Power Equipment Group – Gear Division, which is held by Gear Products, Inc., an Oklahoma corporation and wholly owned subsidiary of Blount.

“General Escrow Agent” means JPMorgan Chase Bank, N.A., in its capacity as escrow agent under the General Escrow Agreement

“General Escrow Agreement” means the General Escrow Agreement dated as of the date hereof among Seller, Buyer and the General Escrow Agent.

“General Escrow Amount” means $5,250,000.

“Governmental Authority” means any federal, state, local or foreign government, governmental, regulatory or administrative authority, agency or commission, or any court, tribunal or judicial body.

“Hazardous Material” means any product, substance, chemical, material or waste whose presence, nature, quantity and/or intensity of existence, use, manufacture, disposal, transportation, spill, release or effect is regulated as a contaminant, or as a threat or potential threat to human health, safety or the environment by any Environmental, Health, and Safety Requirement, including  hydrocarbons, petroleum, gasoline, crude oil or any products or by-products thereof, pentachlorophenol (“PCP”), chloromethane, benzene, naphthalene, lead and any other substances, metals, materials, wastes, pollutants and the like which are defined or characterized as hazardous or toxic by any applicable Environmental, Health, and Safety Requirement.

“Improvements” means buildings, structures, fixtures, building systems and equipment, and all components thereof, including the roof, foundation, load-bearing walls and other structural elements thereof, heating, ventilation, air conditioning, mechanical, electrical, plumbing and other building systems, environmental control, remediation and abatement systems, sewer, storm and waste water systems, irrigation and other water distribution systems, parking facilities, fire protection, security and surveillance systems, and wiring and cable installations, utility installations and landscaping present on any Real Property.

“Inactive Employee” has the meaning set forth in Section 5(h).

“Indemnified Party” means whomever of the Buyer Indemnified Parties, on the one hand, or the Seller Indemnified Parties, on the other hand, is asserting a claim of indemnification pursuant to Section 6.

“Indemnifying Party” means a Party against whom a claim of indemnification is or may be asserted pursuant to Section 6.

“Intellectual Property” means any patent (including all reissues, divisions, continuations and extensions thereof), patent application, patent right, trademark, trademark registration, trademark application, servicemark, trade name, business name, brand name, copyright, copyright registration, design, design registration, trade secret, know-how or any right to any of the foregoing.

“Inventory” means raw materials and supplies, manufactured and purchased parts, goods in process and finished goods, service parts, consignment inventory and other inventory of the Target Business, in each case net of reserves.  For purposes of the Inventory Adjustment, “Inventory” shall be calculated using methodology consistent with the Target Business Financial Statements.

“Inventory Adjustment” has the meaning set forth in Section 2(f).

“Inventory Adjustment Interest” means interest at the Applicable Rate on the Inventory Adjustment, accrued from the Closing Date to the date of payment pursuant to Section 2(f); provided that such interest shall accrue only with respect to that portion of the Inventory Adjustment that is payable pursuant to Section 2(f).

“Knowledge” means information or facts that a Party’s officers and responsible employees know or should have known after due inquiry and investigation.

“Labor Organization” means any organization of any kind, including any union or any agency or employee representation committee, in which employees participate and which exists for the purpose, in whole or in part, of dealing with employers concerning labor grievances, labor disputes, wages, rates of pay, hours of employment, or conditions of work.

“Landlord Leases” means all Leased Real Property Subleases and all Owned Real Property Leases.

“Law” means any law (including any zoning law), statute, rule or regulation,  including engineering standards applicable to products manufactured by the Target Business having force and effect of law as of the date hereof (if any), and any judgment or order of any federal, state, local or foreign governmental agency, commission, bureau, authority, court or arbitration tribunal.

“Lease Consents” means written consents for the assignment of each of the Leases, if required pursuant to any such Lease, and, if requested by Buyer’s lender, if any, a waiver of landlord liens, collateral assignment of lease or leasehold mortgage from the landlord or other party whose consent thereto is required under each such Lease.

“Leased Real Property” means all leasehold or subleasehold estates and other rights to use or occupy any land or Improvements held by Seller primarily in connection with the operation of the Target Business.

“Leased Real Property Subleases” means all leases, subleases, licenses, concession and other agreements (written or oral), including all amendments, extensions, renewals, and guaranties with respect thereto, pursuant to which Seller has conveyed an interest in, or right to use, any portion of the Leased Real Property.

“Leases” means all leases, subleases, licenses, concessions and other agreements, including all amendments, extensions, renewals, guaranties, and other agreements with respect thereto, pursuant to which Seller holds any Leased Real Property, including the right to all security deposits and other amounts and instruments deposited by or on behalf of Seller or any of the Blount Subsidiaries thereunder.

“Liabilities” means any and all liabilities or obligations of whatever kind or nature (whether known or unknown, whether asserted or unasserted, whether absolute or contingent, whether accrued or unaccrued, whether liquidated or unliquidated, and whether due or to become due (off-balance sheet or otherwise), including, but not limited to, any liability relating to operations, debt, property used, leased or owned, infringement, contracts, safety, product warranty, recalls, product improvement programs, product liability, environmental, Tax, litigation, dealer termination, pension and benefit plan funding or applicable regulations.

“Lien” means any mortgage, pledge, lien, encumbrance, charge, or other security interest other than (a) liens for Taxes not yet due and payable or for Taxes that the taxpayer is contesting in good faith through appropriate proceedings that are properly reflected in the Financial Statements, (b) purchase money liens and liens securing rental payments under capital lease arrangements, (c) other liens arising in the Ordinary Course of Business and not incurred in connection with the borrowing of money and (d) liens that shall have terminated at or prior to the Closing.

“Losses” means losses, Liabilities, costs, claims, damages, actions, suits, proceedings, hearings, investigations, charges, complaints, demands, injunctions, judgments, orders, decrees, rulings, dues, penalties, fines, costs, amounts paid in settlement, Taxes, Liens, expenses and fees, including court costs and reasonable attorneys’ fees and expenses or any obligation to pay any of the foregoing.

“Material Adverse Effect” or “Material Adverse Change” means any effect, change or event that would be (or could reasonably be expected to be) materially adverse to the business, assets, liabilities, condition (financial or otherwise), operating results or operations of the Target Business, taken as a whole.

“Material Contract” has the meaning set forth in Section 3(m).

“Menominee Facility” means Seller’s real and personal property and facility located in Menominee, Michigan

“Multiemployer Plan” has the meaning set forth in ERISA Section 3(37) and all applicable regulations.

“Net Working Capital Adjustment” has the meaning set forth in Section 2(e).

“Net Working Capital Adjustment Interest” means interest at the Applicable Rate on the Net Working Capital Adjustment, accrued from the Closing Date to the date of payment pursuant to Section 2(e).

“Non-Assignable Asset” has the meaning set forth in Section 5(b).

“Non-Controlling Party” has the meaning set forth in Section 6(g).

“Ordinary Course of Business” means the ordinary course of business consistent with past custom and practice (including with respect to quantity, quality and frequency).

“Owned Real Property” means all land, together with all Improvements thereon or thereto, and all easements and other rights and interests appurtenant thereto (including air, oil, gas, mineral, and water rights), owned by Seller and used primarily in the operation of the Target Business.  Owned Real Property does not include the Menominee Facility.

“Owned Real Property Leases” means all leases, subleases, licenses, concessions and other agreements (written or oral), including all amendments, extensions, renewals, and guaranties with respect thereto, pursuant to which Seller has leased, licensed, or otherwise granted the right to use the Owned Real Property to another Person.

“Party” means CFPI, Buyer Parent and the Caterpillar Subsidiaries, on the one hand, and Blount, Seller Parent and the Blount Subsidiaries, on the other hand.

“Permits” means permits, approvals, consents or other authorizations required or granted by any Governmental Authority.

“Permitted Encumbrances” means, with respect to each parcel of Real Property, (a) real estate taxes, assessments and other governmental levies, fees, or charges imposed with respect to such Real Property that are (i) not due and payable as of the Closing Date or (ii) being contested in good faith and for which appropriate reserves have been established in accordance with GAAP, (b) mechanics’ liens and similar liens for labor, materials, or supplies provided with respect to such Real Property incurred in the Ordinary Course of Business for amounts that are (i) not due and payable as of the Closing Date or (ii) being contested in good faith and for which appropriate reserves have been established in accordance with GAAP, (c) zoning, building codes and other land use laws that are regulating the use or occupancy of such Real Property or the activities conducted thereon which are imposed by any Governmental Authority having jurisdiction over such Real Property and are not violated by the current use or occupancy of such Real Property or the operation of the Target Business as currently conducted by Seller thereon, (d) easements, covenants, conditions, restrictions, and other similar matters of record affecting title to such Real Property that do not or would not impair the use or occupancy of such Real Property in the operation of the Target Business as currently conducted by Seller thereon and (e)

liens that have been placed by any developer, landlord, or other third party on the Leased Real Property and subordination or similar agreements relating thereto.

“Person” means an individual, a partnership, a corporation, a limited liability company, an association, a joint stock company, a trust, a joint venture, an unincorporated organization, any other business entity, or a governmental entity (or any department, agency, or political subdivision thereof).

“Plan Transition Date” has the meaning set forth in Section 5(h).

“Plan Transition Period” has the meaning set forth in Section 5(h).

“Post-Retirement Amount” means $1,750,000.

“Pre-Closing Environmental Liabilities” means any and all Liabilities arising under any applicable Environmental, Health, and Safety Requirements to the extent resulting from or in connection with the operation of the Target Business on or prior to the Closing, including any and all Liabilities arising out of (a) any non-compliance with any Environmental, Health, and Safety Requirements, or with any Permits required thereunder, to the extent resulting from or in connection with the operation of the Target Business on or prior to the Closing, (b) any presence or release of Hazardous Materials at, on, in or under any Real Property, to the extent existing or occurring on or prior to the Closing and (c) any off-site transportation or disposal, or arrangement for transportation or disposal, of any Hazardous Materials by or in connection with the operation of the Target Business on or prior to the Closing; provided that Pre-Closing Environmental Liabilities shall not include any Liabilities arising from or relating to any exposure or alleged exposure to asbestos, silica, welding rods or welding rod fumes.

“Pre-Closing Tax Period” means any Tax period (or portion thereof) ending on or before the Closing Date.

“Post-Closing Asbestos, Silica and Welding Rod Liabilities” means any Liabilities arising from, relating to, or based on the exposure or alleged exposure to asbestos or asbestos-containing materials, silica, or any Hazardous Materials in any welding rods or welding rod fumes present or allegedly present (a) in any product manufactured, sold, marketed, installed, transported or distributed by the Target Business after the Closing Date, or (b) at any Real Property, or in any facility or structure thereat, to the extent any exposure to such asbestos or asbestos-containing materials occurred after the Closing Date, including the case of each of (a) and (b), any such Liabilities arising from, relating to or based on any personal or bodily injury or illness.

“Post-Closing Environmental Liabilities” means any and all Liabilities arising under any applicable Environmental, Health and Safety Requirements to the extent resulting from or in connection with the operation of the Target Business after the Closing, including any and all Liabilities arising out of (a) any non-compliance with any Environmental, Health and Safety Requirements, or with any permits required thereunder, to the extent resulting from or in connection with the operation of the Target Business after the Closing, (b) any presence or release of Hazardous Materials at, on, in or under any Real Property, to the extent arising or occurring after the Closing and (c) any off-site transportation or disposal, or arrangement for transportation or disposal, of any Hazardous Materials by or in connection with the operation of the Target Business after the Closing.

“Post-Closing Tax Period” means any Tax period (or portion thereof) beginning after the Closing Date.

“Prepaid Expenses” means the prepaid expenses of the Target Business, calculated (a) using line items and methodology consistent with the Target Business Financial Statements and (b) notwithstanding differences between actual line item values and reserves or other estimates, subject to normal and recurring year-end adjustments (to the extent Seller calculated such reserves or other estimates using methodology consistent with the Target Business Financial Statements).  Such line items comprising “Prepaid Expenses” are set forth on Exhibit D.

“Purchase Price” has the meaning set forth in Section 2(d).

“Real Property” means all Owned Real Property and all Leased Real Property, collectively.

“Real Property Impositions” means Taxes, assessments, fees, charges or similar costs or expenses imposed by any Governmental Authority, association or other entity having jurisdiction over the Owned Real Property.

“Real Property Laws” means applicable building, zoning, subdivision, and other land use laws, affecting the Owned Real Property.

“Real Property Permits” means certificates of occupancy, permits, licenses, franchises, approvals and authorizations of all Governmental Authorities, boards of fire underwriters, associations or any other entity having jurisdiction over the Real Property that are required to use or occupy the Real Property or operate the Target Business as currently conducted by Seller thereon.

“Remedial Actions” has the meaning set forth in Section 6(g).

“Seller” has the meaning set forth in the preamble.

“Seller 401(k) Plan” has the meaning set forth in Section 3(r).

“Seller Indemnified Parties” means Seller and its Affiliates and its and their directors, officers, employees, successors, and assigns.

“Seller Parent” has the meaning set forth in the preamble.

“Seller Parent Financial Statements” means the audited consolidated balance sheets and statements of income and cash flows of Seller Parent as of and for the fiscal years ended December 31, 2004, December 31, 2005, December 31, 2006.

“Silica Liability” means any Liability arising from, relating to, or based on the exposure or alleged exposure of silica present or allegedly present (a) in any product manufactured, sold, marketed, installed, transported, or distributed by the Target Business on or prior to the Closing (regardless of whether any exposure to such Hazardous Materials occurred prior to, on or after the Closing), or (b) at any Real Property, or in any facility or structure thereat, to the extent any exposure to such silica occurred prior to or on the Closing Date, including in the case of each of (a) and (b) any Liability arising from, relating to or based on any personal or bodily injury or illness related to silica.

“Specified Employees” has the meaning set forth in Section 5(h).

“Specified Environmental Escrow Agent” means JPMorgan Chase Bank, N.A., in its capacity as escrow agent under the Specified Environmental Escrow Agreement

“Specified Environmental Escrow Agreement” means the Specified Environmental Escrow Agreement dated as of the date hereof among Seller, Buyer and the Specified Environmental Escrow Agent.

“Specified Environmental Escrow Amount” means $3,500,000.

“Specified Environmental Losses” means any Losses arising from any Pre-Closing Environmental Liabilities (a) at the Owned Real Property in Prentice, Wisconsin or (b) in connection with any release of Hazardous Materials at, on, in, or under any Owned Real Property in Zebulon, North Carolina or Owatonna, Minnesota, (i) to the extent such release, to the Knowledge of Seller as of the Closing Date, existed or occurred thereat and (ii) as to which Seller has, prior to the Closing, acknowledged in writing its obligation to provide indemnification therefor.

“Straddle Period” has the meaning set forth in Section 5(i) of this Agreement.

“Blount Subsidiary” has the meaning set forth in the preamble.

“Target Business” means Seller’s Industrial Power Equipment Group – Forestry Division.  For the avoidance of doubt, “Target Business” shall not include (a) Gear Products, (b) any wire harness operations or assets owned by Blount (Fuzhou) Industries Co. Limited and (c) the Menominee Facility.

“Target Business Employee” means (a) each current employee of Seller that, as of the Closing, is primarily engaged in the Target Business, other than the individuals set forth on Section 1(e) of the Disclosure Schedule, and (b) each individual who, as of the Closing Date, was an employee of Seller, and, as of the last day of such employee’s employment with Seller, was primarily engaged in the Target Business.

“Target Business Financial Statements” means the financial statements of the Target Business as of and for the fiscal year ended December 31, 2006, as set forth in Exhibit G.

“Tax” or “Taxes” means any federal, state, local, or foreign income, gross receipts, license, payroll, employment, excise, severance, stamp, occupation, premium, windfall profits, environmental (including taxes under Code Section 59A), customs, duties, capital stock, franchise, profits, withholding, social security (or similar), unemployment, disability, real property, personal property, sales, use, ad valorem, transfer, registration, value added, alternative or add-on minimum, estimated, or other tax of any kind whatsoever, including any interest, penalty, or addition thereto, whether disputed or not and including any obligations to indemnify or otherwise assume or succeed to the Tax liability of any other Person.

“Tax Return” means any return, declaration, report, form, claim for refund, or information return or statement relating to Taxes, including any schedule, or attachment thereto, and including any amendment thereof.

“Termination Costs” has the meaning set forth in Section 5(h).

“Third-Party Claim” means a claim, demand, suit, proceeding or investigation of a Person that is not a Party including, but not limited to, a federal state or local government agency (or instrumentality thereof) concerning any matter that may give rise to a claim for indemnification against a Party pursuant to the terms of Section 6.

“Transaction Agreements” means those agreements entered into at Closing or otherwise in connection with this Agreement or the transactions contemplated hereby, including, but not limited to the agreements set forth on Exhibit K.

“Transfer Fees” mean the Transfer Taxes and all transfer and consent fees paid or payable as a result of the transactions contemplated under this Agreement and the Transaction Agreements, including any Contract Consent Fees.

“Transfer Taxes” means any federal, state, local or non-U.S. sales, conveyance, documentary transfer, stamp duty, recording, transfer, value added or similar Tax imposed in connection with any transfer of any Acquired Asset contemplated by this Agreement.

“Transferred Employee” has the meaning set forth in Section 5(h).

“WARN Act” means the Worker Adjustment and Retraining Notification Act of 1988, as amended, or any similar foreign, state, or local law, regulation, or ordinance.

“Welding Rod Liability” means any Liability arising from, relating to, or based on the exposure or alleged exposure of any Hazardous Materials in any welding rods or welding rod fumes present or allegedly present (a) in any product manufactured, sold, marketed, installed, transported, or distributed by the Target Business on or prior to the Closing Date (regardless of whether any exposure to such Hazardous Materials occurred prior to, on or after the Closing Date), or (b) at any Real Property, or in any facility or structure thereat, to the extent any exposure to such Hazardous Materials occurred prior to or on the Closing Date, including in the case of each of (a) and (b) any Liability arising from, relating to or based on any personal or bodily injury or illness related to welding rods or welding rod fumes.

“Workers’ Compensation Event” has the meaning set forth in Section 5(h).

SECTION 2                               BASIC TRANSACTION

(a)          Purchase and Sale of Assets.  On and subject to the terms and conditions of this Agreement, Buyer hereby purchases and accepts from Seller, and Seller hereby sells, transfers, conveys, assigns and delivers to Buyer, all of the Acquired Assets in exchange for the consideration specified in this Section 2.

(b)         Liabilities.  On and subject to the terms and conditions of this Agreement, as of the Closing, Buyer hereby assumes and becomes responsible for the Assumed Liabilities.  Buyer will not assume or have any responsibility with respect to, and Seller shall retain, any Liability, Loss or obligation of Seller not expressly included within the definition of “Assumed Liabilities”.  In connection with Closing, Buyer and Seller each hereby agree to execute and deliver to the other Party or any applicable third party such assumption agreements or other instruments as may be necessary or reasonably requested by the other Party to effectuate the provisions of this Section 2(b) or to transfer and assign the Assumed Contracts.

(c)          Closing.  The Closing shall occur simultaneously with the execution and delivery of this Agreement by the Parties.

(d)         Purchase Price.  Buyer agrees to pay to Seller at Closing by wire transfer or other delivery of immediately available funds to such bank account as Seller shall specify $84,000,000 (the “Purchase Price”):

(i)                                     minus the General Escrow Amount (which Buyer shall transfer to the General Escrow Agent pursuant to the terms and conditions of the General Escrow Agreement);

(ii)                                  minus the Specified Environmental Escrow Amount (which Buyer shall transfer to the Specified Environmental Escrow Agent pursuant to the terms and conditions of the Specified Environmental Escrow Agreement);

(iii)                               plus or minus the Estimated Net Working Capital Adjustment;

(iv)                              plus or minus the August 31, 2007 Inventory Adjustment;

(v)                                 minus the Post-Retirement Amount.

(e)          Net Working Capital Adjustment.  As used herein, the term “Net Working Capital Adjustment” means (a) the Closing Net Working Capital minus (b) the Estimated Net Working Capital.  If the Net Working Capital Adjustment is a positive number, then Buyer shall pay to Seller the Net Working Capital Adjustment plus the Net Working Capital Adjustment Interest.  If the Net Working Capital Adjustment is a negative number, then Seller shall pay to Buyer the Net Working Capital Adjustment (multiplied by negative one) plus the Net Working Capital Adjustment Interest.  In either case, such payment shall be made prior to the tenth Business Day following the final determination of the Closing Net Working Capital pursuant to Section 2(g) by wire transfer or other delivery of immediately available funds to such bank account as such other Party shall specify.

(f)            Inventory Adjustment.  As used herein, the term “Inventory Adjustment” means (i) the Closing Inventory minus (ii) the August 31, 2007 Inventory plus (iii) the excess, if any, of the August 31, 2007 Inventory over $25,000,000.  If the Inventory Adjustment is a positive number, then Buyer shall pay to Seller the Inventory Adjustment plus the Inventory Adjustment Interest; provided that the aggregate increase to the Purchase Price pursuant to Sections 2(d)(iv) and (f) shall not exceed $4,000,000 plus the Inventory Adjustment Interest.  If the Inventory Adjustment is a negative number, then Seller shall pay to Buyer the Inventory Adjustment (multiplied by negative one) plus the Inventory Adjustment Interest.  In either case, such payment shall be made prior to the tenth Business Day following the final determination of the Closing Inventory pursuant to Section 2(g) by wire transfer or other delivery of immediately available funds to such bank account as such other Party shall specify.

(g)         Adjustment Calculation and Dispute Resolution.  Seller will deliver each of the Closing Statements to Buyer within 60 days after the Closing Date.  If, within 30 days following delivery of a Closing Statement, Buyer has not given Seller a Buyer’s Notice (as defined below), then such Closing Statement shall be final, conclusive and binding on the Parties.  If, within 30 days of receiving a Closing Statement, Buyer delivers to Seller a written notice of an objection with respect to such Closing Statement (“Buyer’s Notice”), then the Parties will meet to discuss such objection and attempt in good faith to reach a mutually satisfactory resolution within 30 days following the date of Buyer’s Notice.  Any Buyer’s Notice shall (i) specify in reasonable detail the nature of any objection so asserted and (ii) only include objections based on mathematical or factual errors or based on the Closing Net Working Capital not being calculated in accordance with Exhibit E or the Closing Inventory not being calculated in accordance with Exhibit F, as applicable; provided that, in the case of the Closing Statement of Inventory, Buyer shall not object to the results of the physical count of Inventory described in the definition of “Closing Inventory”.  If the Parties cannot resolve such issues within 30 days after the date of a Buyer’s Notice, then the Parties will submit the issues in dispute to the Accountants for resolution and final determination of Closing Net Working Capital or Closing Inventory, as applicable.  If the issues in dispute are submitted to the Accountants for resolution, (A) each Party will furnish to the Accountants such workpapers and other documents and information relating to the disputed issues as the Accountants may request and are available to that Party or its Affiliates (or its independent public accountants), and will be afforded the opportunity to present to the Accountants any material relating to the determination and, so long as a representative of the other Party is present, to discuss the determination with the Accountants, (B) the Accountants shall be instructed to render their determination of all matters submitted to it within 30 days following submission and (C) the determination by the Accountants, as set forth in a notice delivered to the Parties by the Accountants, will be binding and conclusive on the Parties.  The scope of the disputes to be resolved by the Accountants shall be limited to whether the Closing Net Working Capital was calculated consistently with Exhibit E or the Closing Inventory was calculated consistently with Exhibit F, as applicable, and whether there were mathematical or factual errors in the applicable Closing Statement, and the Accountants are not to make any other determination (including with respect to the physical count of Inventory described in the definition of “Closing Inventory”).  The fees and expenses of the Accountants incurred pursuant to this Section 2(g) shall be borne by Buyer and Seller in inverse proportion as they may prevail on matters resolved by the Accountants, which proportionate allocation also shall be determined by the Accountants at the time the determination of the Accountants is rendered on the merits of the matter submitted.  The fees and disbursements of Buyer’s accountants incurred in connection with their review of the Closing Statements and preparation and review of any Buyer’s Notice shall be borne by Buyer, and the fees and disbursements of Seller’s accountants incurred in connection with their preparation and review of the Closing Statements and review of any Buyer’s Notice shall be borne by Seller.

(h)         Post-Closing Accounting Practice; Access.  Following the Closing, neither Buyer nor Seller shall take any action that is not consistent with Seller’s past practices with respect to the accounting books and records of Seller on which the Closing Statements are to be based.  During the period of time from and after the Closing Date through the resolution of any adjustment to the Purchase Price contemplated by this Section 2, Buyer shall afford to Seller, and any accountants, counsel or financial advisers retained by Seller in connection with any adjustment to the Purchase Price contemplated by this Section 2, reasonable access during normal business hours to all the properties, books, contracts, personnel and records relevant to the Purchase Price adjustments contemplated by this Section 2.

(i)             Parent Guaranties.

(i)             Seller Parent hereby unconditionally guarantees the representations and warranties contained herein and the full and prompt payment and performance of all obligations, covenants and duties of Seller under and pursuant to this Agreement and the Transaction Agreements.

(ii)          Buyer Parent hereby unconditionally guarantees the representations and warranties contained herein and the full and prompt payment and performance of all obligations, covenants and duties of Buyer, including the payment of the Purchase Price, under and pursuant to this Agreement and the Transaction Agreements.

(j)             Purchase Price Allocation for Tax Purposes.  Buyer shall prepare a proposed allocation of the Adjusted Purchase Price (and other capitalized costs) and Assumed Liabilities among the Acquired Assets in accordance with Code Section 1060 and the Treasury regulations thereunder (and any similar provision of state, local or foreign law, as appropriate).  Buyer shall deliver such proposed allocation to Seller not later than 120 days after the Closing Date.  If Seller and Buyer agree upon such proposed allocation, then such proposed allocation shall become the final allocation (the “Final Allocation”).  If Seller raises any objections in respect of the proposed allocation, then Seller and Buyer shall negotiate in good faith until they will have resolved all such objections and the so negotiated allocation shall become the Final Allocation.  Buyer and Seller and their Affiliates shall report, act and file Tax Returns (including Internal Revenue Service Form 8594) in all respects and for all purposes consistent with such Final Allocation.  Seller shall timely and properly prepare, execute, file and deliver all such documents, forms and other information as Buyer may reasonably request to prepare such Final Allocation.  Neither Buyer nor Seller (nor their Affiliates) shall take any position (whether in audits, Tax Returns or otherwise) that is inconsistent with such Final Allocation unless required to do so by applicable law.  If, after the proposed allocation becomes the Final Allocation, any event occurs that will result in an adjustment of the Adjusted Purchase Price (including any indemnity payments pursuant to this Agreement), then Seller and Buyer (and their respective Affiliates) shall amend the Final Allocation accordingly.

SECTION 3                               SELLER’S REPRESENTATIONS AND WARRANTIES

Seller represents and warrants to Buyer that the statements contained in this Section 3 are correct and complete as of the date hereof, except as set forth in the disclosure schedule accompanying this Agreement (the “Disclosure Schedule”).  Items disclosed under any particular Section shall be deemed as disclosed for other Sections where its relevance to such other Sections is obvious and clearly apparent on its face.  Nothing in the Disclosure Schedule shall be deemed adequate to disclose an exception to a representation or warranty made herein unless the reason for it being disclosed is obvious and clearly apparent.  The inclusion of an item on the Disclosure Schedule as an exception to a representation or warranty will not by itself be deemed an admission by Seller that such item is material or was required to be disclosed therein.

(a)          Organization of Blount.  Each of Seller Parent, Blount and each Blount Subsidiary has been duly organized, is validly existing and is in good standing under the laws of its jurisdiction of organization.

(b)         Authorization of Transaction.  Each of Seller Parent, Blount and each Blount Subsidiary has full power and authority to execute and deliver this Agreement and each Transaction Agreement to which it is a party and to perform its obligations hereunder and thereunder.  Without limiting the generality of the foregoing, the board of directors of Seller Parent, Blount and each Blount Subsidiary have duly authorized the execution, delivery, and performance of this Agreement and each Transaction Agreement to which such entity is a party.  This Agreement and each Transaction Agreement to which it is a party has been duly executed and delivered by Seller Parent, Blount and each Blount Subsidiary and constitutes the valid and legally binding obligation of Seller Parent, Blount and each Blount Subsidiary, enforceable in accordance with its terms and conditions, except as such enforcement may be limited by (i)

bankruptcy, insolvency, reorganization, moratorium and other laws of general application affecting the rights and remedies of creditors and (ii) general principles of equity (regardless of whether such enforcement is considered in a proceeding in equity or at law).

(c)          Non-contravention.  Neither the execution and delivery of this Agreement nor the consummation of the transactions contemplated hereby (including the assignments and assumptions referred to in Section 2) will (i) violate any constitution, statute, regulation, rule, injunction, judgment, order, decree, ruling, charge, or other restriction of any government, governmental agency, or court to which Blount or any of the Blount Subsidiaries is subject or any provision of the charter or bylaws of Blount or any of the Blount Subsidiaries, (ii) materially conflict with, result in a material breach of, constitute a material default under, result in the acceleration of, create in any party the right to accelerate, terminate, modify, or cancel, or require any notice under any agreement, contract, lease, license, instrument, or other arrangement to which Blount or any of the Blount Subsidiaries is a party or by which it is bound or to which any of its assets is subject (or result in the imposition of any Lien upon any of its assets) or (iii) conflict with, result in a breach of, constitute a default under, result in the acceleration of, create in any party the right to accelerate, terminate, modify, or cancel, or require any notice under any Assumed Contract.  Except for such authorizations, consents or approvals that have been obtained prior to Closing or are set forth on Section 3(c) of the Disclosure Schedule, none of Blount or the Blount Subsidiaries needs to give any notice to, make any filing with, or obtain any authorization, consent, or approval of any government or governmental agency in order for the Parties to consummate the transactions contemplated by this Agreement, except where the failure to do so would not result in a Material Adverse Effect.

(d)         Brokers’ Fees.  Seller has no Liability to pay any fees or commissions to any broker, finder, or agent with respect to the transactions contemplated by this Agreement for which Buyer could become liable or obligated.

(e)          Title to and Sufficiency and Condition of Assets.  Seller has good and marketable title to, or a valid leasehold interest in, all of the Acquired Assets, free and clear of any Lien or restriction on transfer (other than Permitted Encumbrances in the case of Real Property).  Other than those assets expressly excluded from the definition of “Acquired Assets”, the Acquired Assets (i) constitute all of the assets, tangible and intangible, of any nature whatsoever, necessary to operate the Target Business in the manner presently operated by Seller, (ii) include all of the operating assets of Seller primarily used in the Target Business and (iii) are sufficient for the continued conduct of the Target Business by Buyer after the Closing in substantially the same manner as conducted by Seller prior to the Closing.  Each Acquired Asset that is a tangible asset having a net book value in excess of $30,000 (x) is in good working order (ordinary wear and tear excepted), (y) has been maintained in all material respects in accordance with the past practice of Seller and generally accepted industry practice and (z) is suitable for the purposes for which it presently is used in connection with the Target Business.

(f)            Financial Statements.  The Financial Statements (i) have been prepared (A) in the case of the Seller Parent Financial Statements, in accordance with GAAP consistently applied throughout the periods covered thereby and (B) in the case of the August 31, 2007 Financial Statements, using methodology consistent with the Target Business Financial Statements and consistently applied, (ii) present fairly the financial condition of the Seller Parent and Target Business, as applicable, as of such dates and for the periods covered thereby and (iii) are consistent with and based upon the books and records of the Seller Parent and Target Business (which books and records are correct and complete in all material respects); provided, however, that the August 31, 2007 Financial Statements are subject to normal and recurring year-end adjustments.

(g)         Events Subsequent to December 31, 2006.  Except as set forth on Section 3(g) of the Disclosure Schedule, since December 31, 2006, there has not been any Material Adverse Change and, without limiting the generality of the foregoing, with respect to the Target Business, since such date:

(i)                                     Seller has operated the Target Business in the Ordinary Course of Business;

(ii)                                  Seller has not sold, leased, transferred, or assigned any asset with a net book value in excess of $100,000 that would have constituted an Acquired Asset, tangible or intangible, other than for fair consideration in the Ordinary Course of Business;

(iii)                               no party (including Seller and any of the Blount Subsidiaries) has accelerated, terminated, materially modified or cancelled any agreement, contract, lease, or license involving more than $100,000 to which Blount or any of the Blount Subsidiaries is a party or by which any of them is bound or outside the Ordinary Course of Business;

(iv)                              Seller has not entered into any Material Contract having an aggregate value, or providing for obligations, in excess of $100,000 or outside the Ordinary Course of Business.

(v)                                 Seller has not imposed or permitted to exist any Lien upon any of its assets, tangible or intangible (other than Permitted Encumbrances with respect to Real Property);

(vi)                              Seller has not made any capital expenditure (or series of related capital expenditures) either involving more than $100,000 or outside the Ordinary Course of Business;

(vii)                           Seller has not made any capital investment in, any loan to, or any acquisition of the securities or assets of, any other Person (or series of related capital investments, loans, and acquisitions) either involving more than $100,000 or outside the Ordinary Course of Business;

(viii)                        Seller has not delayed or postponed the payment of accounts payable or any other Liabilities outside the Ordinary Course of Business;

(ix)                                There has been no individual occurrence in which Seller has experienced any damage, destruction or Loss (whether or not covered by insurance) in excess of $100,000 with respect to an Acquired Asset;

(x)                                   neither Seller nor any of the Blount Subsidiaries has made any loan that remains outstanding to, or entered into any other transaction with, any Target Business Employee outside the Ordinary Course of Business;

(xi)                                Seller has not discharged any material Liability or Lien primarily relating to the Target Business outside the Ordinary Course of Business;

(xii)                             Seller has not cancelled, compromised, waived, or released any right or claim (or series of related rights and claims) involving more than $100,000 outside the Ordinary Course of Business;

(xiii)                          Seller has not entered into any agreement pertaining to the Target Business that concerns non-competition or exclusive dealing; and

(xiv)                         Seller has not committed to do any of the foregoing.

(h)         Legal Compliance.  Except as set forth on Section 3(h) of the Disclosure Schedule, with respect to the Target Business, Seller has materially complied with all applicable Laws.  This Section does not apply to environmental, health or safety matters which are exclusively the subject of Section 3(s).

(i)             Tax Matters.  Each of Blount and the Blount Subsidiaries has timely filed all employment, sales and use and property Tax Returns that relate to the Target Business that it was required to file under applicable laws and regulations.  All such employment, sales and use and property Tax Returns were correct and complete in all respects and were prepared in compliance with all applicable laws and regulations.  All such employment, sales and use and property Taxes due and owed by Blount or any of its Blount Subsidiaries have been paid.  There are no Tax liens on Acquired Assets, except (i) for such Tax liens wherein Blount or one of the Blount Subsidiaries is contesting such Taxes or (ii) for Taxes not yet due and payable.  To the Knowledge of Seller, with respect to the Target Business, Seller has not participated in a transaction that is of the type set forth in Code Section 6011 and the regulations promulgated thereto.

(j)             Real Property.

(i)                                     Section 3(j)(i) of the Disclosure Schedule sets forth the address and description of each parcel of Owned Real Property.  With respect to each parcel of Owned Real Property, (A) Blount or one of the Blount Subsidiaries has good and marketable indefeasible fee simple title, free and clear of all Liens, except Permitted Encumbrances, (B) except as set forth in Section 3(j)(i) of the Disclosure Schedule as being Owned Real Property Leases, neither Seller nor any of the Blount Subsidiaries has leased or otherwise granted to any Person the right to use or occupy such Owned Real Property or any portion thereof and (C) there are no outstanding options, rights of first offer or rights of first refusal to purchase such Owned Real Property or any portion thereof or interest therein.

(ii)                                  Section 3(j)(ii) of the Disclosure Schedule sets forth the address of each parcel of Leased Real Property, and a true and complete list of all Leases for each such parcel of Leased Real Property (including the date and name of the parties to such Lease document).  Seller has delivered to Buyer a true and complete copy of each such Lease document and, in the case of any oral Lease, a written summary of the material terms of such Lease.  Except as set forth in Section 3(j)(ii) of the Disclosure Schedule, with respect to each of the Leases, (A) such Lease is legal, valid, binding, and in full force and effect, (B) the transactions contemplated by this Agreement do not require the consent of any other party to such Lease (except for those Leases for which Lease

Consents are required), will not result in a breach of or default under such Lease, and will not otherwise cause such Lease to cease to be legal, valid, binding, and in full force and effect on identical terms following the Closing, (C) Seller’s possession and quiet enjoyment of the Leased Real Property under such Lease has not been disturbed and there are no material disputes with respect to such Lease, (D) Seller is not in material breach of or default under such Lease, and no event has occurred or circumstance exists that, with the delivery of notice, the passage of time or both, would constitute such a material breach or default, or permit the termination, modification or acceleration of rent under such Lease, (E) no security deposit or portion thereof deposited with respect to such Lease has been applied in respect of a breach of or default under such Lease that has not been redeposited in full, (F) Seller does not owe, or will not owe in the future, any brokerage commissions or finder’s fees with respect to such Lease, (G) the other party to such Lease is not an Affiliate of, and otherwise does not have any known economic interest in, Seller, (H) Seller has not subleased, licensed or otherwise granted any Person the right to use or occupy the Leased Real Property or any portion thereof other than any Leased Real Property Sublease set forth in Section 3(j)(ii) of the Disclosure Schedule, (I) Seller has not collaterally assigned or granted any other Lien in such Lease or any interest therein and (J) there are no Liens on the estate or interest created by such Lease other than Permitted Encumbrances.

(iii)                               Section 3(j)(iii) of the Disclosure Schedule sets forth a true and complete list of all Owned Real Property Leases and Leased Real Property Subleases, including the date and name of the parties to each Landlord Lease document. Seller has delivered to Buyer a true and complete copy of each Landlord Lease document and, in the case of any oral Landlord Lease, a written summary of the material terms of such Lease. Except as set forth in Section 3(j)(iii) of the Disclosure Schedule, with respect to each of the Landlord Leases, (A) such Landlord Lease is legal, valid, binding, and in full force and effect, (B) neither Seller nor, to the Knowledge of Seller, any other party to such Landlord Lease is in material breach of or default thereunder, and, to the Knowledge of Seller, no event has occurred or circumstance exists that, with the delivery of notice, the passage of time or both, would constitute such a material breach of or default thereunder, (C) no security deposit or portion thereof deposited with respect to such Landlord Lease has been applied in respect of a breach or default under such Landlord Lease that has not been redeposited in full, (D) Seller does not owe, or will not owe in the future, any brokerage commissions or finder’s fees with respect to such Landlord Lease, (E) the other party to such Landlord Lease is not an Affiliate of, and otherwise does not have any known economic interest in, Seller, (F) to the Knowledge of Seller, the other party to such Landlord Lease has not subleased, licensed or otherwise granted any Person the right to use or occupy the premises demised thereunder or any portion thereof, (G) to the Knowledge of Seller, the other party has not collaterally assigned or granted any other Lien in such Landlord Lease and (H) to the Knowledge of Seller, there are no Liens on the estate or interest created by such Landlord Lease other than Permitted Encumbrances.

(iv)                              Seller is not party to any agreement (other than with Buyer) under which a third party has any right or option to purchase any of the Owned Real Property or any interest therein.

(v)                                 None of the Improvements contain any material structural defects and the Improvements are sufficient for the operation of the Target Business in the manner presently operated by Seller.

(vi)                              To the Knowledge of Seller, there is no condemnation, expropriation or other proceeding in eminent domain, pending or threatened, affecting any parcel of Real Property or any portion thereof or interest therein.

(vii)                           Neither Seller nor any of the Blount Subsidiaries has received any written notice of violation of any Real Property Law and to Seller’s Knowledge, there is no Basis for the issuance of any such notice or the taking of any action for such violation.

(viii)                        Each parcel of Owned Real Property has direct vehicular and pedestrian access to a public street adjoining the Owned Real Property, or has vehicular and pedestrian access to a public street via an insurable, permanent, irrevocable and appurtenant easement benefiting such parcel of Owned Real Property, and such access is not dependent on any land or other real property interest that is not included in the Owned Real Property.  None of the Improvements or any portion thereof is dependent for its access, use or operation, as currently conducted thereat, on any land, building, improvement or other real property interest that is not included in the Owned Real Property.  To the Knowledge of Seller, each utility service enters the Owned Real Property from an adjoining public street or valid easement in favor of the supplier of such utility service or such utility service is appurtenant to such Real Property, and is not dependent for its access, use or operation on any land, building, improvement or other real property interest that is not included in the Real Property.

(ix)                                Section 3(j)(ix) of the Disclosure Schedule lists all material Real Property Permits held by Seller or any of the Blount Subsidiaries with respect to each parcel of Real Property.  Seller has delivered to Buyer a true and complete copy of all such material Real Property Permits.  Neither Seller nor any of the Blount Subsidiaries has received any written notice from any Governmental Authority having jurisdiction over the Real Property threatening a suspension, revocation, modification or cancellation of any material Real Property Permit and to Seller’s Knowledge, there is no Basis for the issuance of any such notice or the taking of any such action.  The material Real Property Permits are transferable to Buyer without the consent or approval of the issuing Governmental Authority, except where the failure to obtain such consent or approval would not result in a Material Adverse Effect.

(x)                                   The current use and occupancy of the Real Property and the operation of the Target Business as currently conducted thereon do not violate, in any material respect, any Encumbrance Documents.  Neither Seller nor any of the Blount Subsidiaries has received any written notice of violation of any Encumbrance Documents, and to Seller’s Knowledge, there is no Basis for the issuance of any such notice or the taking of any action for such violation.

(xi)                                With respect to each Owned Real Property, to the Knowledge of Seller, other than as set forth in the title commitments and surveys ordered by Buyer and other than as may be set forth in Section 3(j)(xi) of the Disclosure Schedule, there are no encroachments by the Improvements on any land that is not included in such Owned Real Property, there are no Real Property Impositions that are delinquent, and no portion of such Owned Real Property is located in a “special flood hazard” (as such term is defined by the Federal Emergency Management Agency).

(k)          Intellectual Property.

(i)                                     Section 3(k)(i) of the Disclosure Schedule sets forth a true and complete list of all Intellectual Property of Seller (and licenses or other permissions granted by Seller with respect thereto) held for use or used primarily in the operation of the Target Business, other than (A) copyrights and unregistered trademarks that, individually and in the aggregate, are not material to the conduct of the Target Business as presently conducted, (B) unregistered designs and (C) trade secrets and know-how.  Seller has taken all necessary and desirable action to maintain and protect each such item of Intellectual Property that is necessary to operate the Target Business as presently conducted.

(ii)                                  Section 3(k)(ii) of the Disclosure Schedule sets forth a true and complete list of all Intellectual Property of any third party, other than an Affiliate of Seller Parent or Buyer Parent, that Seller holds for use or uses primarily in the operation of the Target Business and is material to the operation of the Target Business as presently conducted by Seller.

(iii)                               Except as set forth on Section 3(k)(iii) of the Disclosure Schedule, (A) to the Knowledge of Seller, all the Intellectual Property set forth on Section 3(k)(i) of the Disclosure Schedule has been duly registered in, filed in or issued by the appropriate Governmental Authority where such registration, filing or issuance is necessary or appropriate for the conduct of the Target Business as presently conducted, (B) to the Knowledge of Seller, Seller is the sole and exclusive owner of, and Seller has the right to use, execute, reproduce, display, perform, modify, enhance, distribute, prepare derivative works of and sublicense, without payment to any other person, all such Intellectual Property and the consummation of the transaction contemplated hereby and in the Transaction Agreements do not and will not conflict with, alter or impair any such rights and (C) since December 31, 2005, Seller has not received any written communication from any person asserting any ownership interest in any such Intellectual Property.  The Intellectual Property of Seller referred to in clause (i) of the definition of “Acquired Assets” (other than the “Blount” tradename and the Argentina Trademarks) constitutes all of the Intellectual Property (other than Intellectual Property of any third parties) necessary to operate the Target Business in the manner presently operated by Seller.

(iv)                              With respect to the Intellectual Property set forth on Section 3(k)(i) of the Disclosure Schedule, Seller has delivered or transferred to Buyer materially correct and complete copies of evidencing ownership and prosecution (if applicable) of (A) each issued patent (including utility, model and design patents, supplementary protection certificates, certificates of invention and the like) and registered trademark (including service marks) that has been issued to Seller, (B) each pending patent application (including utility, model and design patents, supplementary design certificates, certificates of invention and the like) and each application for trademark and service mark registration that Seller has made and (C) each license, sublicense, agreement or other permission that Seller has granted to any third party.

(v)                                 Seller’s present operation of the Target Business does not, and the continued operation of the Target Business as presently conducted will not, interfere with, infringe upon, misappropriate or otherwise come into conflict with any third party Intellectual Property rights, and Seller has received no notice regarding any of the foregoing.

(l)             Inventory.  Each item of Inventory (i) is, subject to industry standards, free of any material defect or deficiency, (ii) is in good, usable and currently marketable condition in the Ordinary Course of Business of the Target Business (subject, in the case of raw materials and work-in-process, to the completion of the production process) and (iii) is reflected on the August 31, 2007 Financial Statements (subject to Seller’s operation of the Target Business in the Ordinary Course of Business since August 31, 2007) at the lesser of cost and fair market value, with adequate obsolescence reserves, all as determined in accordance with the past practices of the Target Business.  Except as set forth on Section 3(l) of the Disclosure Schedule, since August 31, 2007, there have not been any write-downs of the value of, or establishment of any reserves against, any Inventory, except for write-downs and reserves in the Ordinary Course of Business.  Section 3(l) of the Disclosure Schedule sets forth the accurate amount, in units, of the “flex” production engines held by Seller.  To the extent that, after the Closing, Buyer conducts the Target Business as it is presently conducted by Seller, there are no facts or circumstances relating to engines emissions compliance that would reasonably be expected to materially restrict or prevent production, shipment or sales of prime product during the period from the date hereof until December 31, 2008.

(m)       Contracts.  Section 3(m)(i) of the Disclosure Schedule sets forth a complete and accurate list of each of the following agreements (whether oral or written), in each case other than any customer purchase order or supplier purchase order (each, a “Material Contract”):

(i)                                     any letter of intent, agreement, contract, lease, or license primarily relating to the Target Business having an aggregate value, or providing for obligations, contingent or otherwise, in excess of $100,000, in each case other than any dealer agreement disclosed pursuant to clause (viii) below;

(ii)                                  each Assumed Employee Benefit Agreement;

(iii)                               any agreement primarily relating to the Target Business under which Seller has created, incurred, assumed or guaranteed any indebtedness for borrowed money or any capitalized lease obligation having an aggregate value, or providing for obligations, in excess of $100,000;

(iv)                              any agreement primarily relating to the Target Business concerning a partnership or joint venture, in each case other than any dealer agreement disclosed pursuant to clause (viii) below;

(v)                                 any agreement primarily relating to the Target Business concerning confidentiality or non-competition or exclusive dealing;

(vi)                              any agreement primarily relating to the Target Business for the sale, license or development of Intellectual Property;

(vii)                           any agreement under which the consequences of a default or termination could reasonably be expected to have a Material Adverse Effect; and

(viii)                        any dealer agreement or other agreement under which products of the Target Business are distributed, anywhere in the world, regardless of brand.

Notwithstanding anything to the contrary herein, no customer purchase order or supplier purchase order shall be a “Material Contract”.  Seller has delivered to Buyer an accurate and complete copy of each Material Contract.  Except as set forth on Section 3(m)(i) of the Disclosure Schedule, (A) each Material Contract is the legal, valid, binding and enforceable obligation of Blount and/or the Blount Subsidiary party thereto and, to the Knowledge of Seller, of the other parties thereto, in each case except as such enforcement may be limited by (1) bankruptcy, insolvency, reorganization, moratorium and other laws of general application affecting the rights and remedies of creditors and (2) general principles of equity (regardless of whether such enforcement is considered in a proceeding in equity or at law), (B) each Material Contract is in full force and effect, (C) Seller is not, and, to the Knowledge of Seller, no other party is, in material breach or default of any Material Contract, and no event has occurred that with notice or lapse of time would constitute a material breach or default by Seller or, to the Knowledge of Seller, any other party, or permit termination, modification or acceleration of any Material Contract other than by Seller or, to the Knowledge of Seller, by any other party and (D) no party has repudiated any provision of any Material Contract.

(n)         Notes and Accounts Receivable.  To the extent relating to the Target Business, all notes and accounts receivable of Seller are reflected properly on their books and records and are good and collectible at the aggregate recorded amounts thereof, net of any applicable reserves for doubtful accounts reflected on the August 31, 2007 Balance Sheet, as adjusted for the passage of time through the Closing Date in accordance with the past custom and practice of Seller.

(o)         Litigation.  Section 3(o) of the Disclosure Schedule sets forth each instance with respect to the Target Business in which Seller is subject to, a party to or, to the Knowledge of Seller, is threatened to be made a party to, any outstanding action, suit, proceeding, hearing, known investigation, charge, complaint, claim, demand, notice, Tax audit (in respect of employment, sales and use or property Taxes), injunction, judgment, order, decree, ruling or charge of, in, or before any court or quasi-judicial or administrative agency of any federal, state, local, or foreign jurisdiction or before any arbitrator.

(p)         Product Warranty.  To the extent relating to the Target Business, each product manufactured, sold, leased or delivered by Seller has been in conformity with all applicable contractual commitments and all express and implied warranties, and Seller has no Liability (and there is no Basis for any action, suit, proceeding, hearing, investigation, charge, complaint, claim, or demand against Seller giving rise to any Liability) for replacement or repair thereof or other damages in connection therewith, subject only to the reserve for product warranty claims reflected in the August 31, 2007 Balance Sheet as adjusted for the passage of time through the Closing Date in accordance with the past custom and practice of Seller.  Such reserve for product warranty claims was established in good faith based on reasonable investigation as to exposure and using methodology consistent with the Target Business Financial Statements (subject to normal and recurring year-end adjustments).  Except as set forth on Section 3(p) of the Disclosure Schedule, there are no open or pending before or after warranty failure service letters.  No product manufactured, sold, leased or delivered by Seller is subject to any guaranty, warranty or other indemnity beyond the applicable standard terms and conditions of sale or lease set forth in Section 3(p) of the Disclosure Schedule.

(q)         Employees.

(i)                                     With respect to the Target Business: (A) other than as set forth in Section 3(q)(i) of the Disclosure Schedule, there is no collective bargaining agreement with any Labor Organization, and to the Knowledge of Seller, no Labor Organization has, following an election or by any other means, been recognized or certified as the exclusive representative of all the employees in any unit deemed appropriate for purposes of collective bargaining; (B) other than as set forth in Section 3(q)(i) of the Disclosure Schedule, to the Knowledge of Seller, no Labor Organization or group of employees has filed any representation petition or made any written or oral demand for recognition; (C) other than as set forth in Section 3(q)(i) of the Disclosure Schedule, to the Knowledge of Seller, (1) no organizing campaign or decertification efforts involving any Labor Organization are underway or threatened and (2) no other question concerning representation with respect to, or recognition of the bargaining status of, any Labor Organization exists; (D) no labor strike, work stoppage, slowdown or other material labor dispute has occurred within the past 12 months, and none is underway or, to the Knowledge of Seller, threatened; (E) there is no workmen’s compensation liability, experience, or matter that could have a Material Adverse Effect; and (F) to the Knowledge of Seller, there is no charge, complaint, grievance, investigation, inquiry or obligation of any kind, pending or threatened in any forum, involving a Target Business Employee and relating to an alleged violation or breach by Seller or any of its Blount Subsidiaries (or its or their officers or directors) of any law, regulation or contract.

(ii)                                  Section 3(q)(ii) of the Disclosure Schedule lists, as of the date of this Agreement, each Employee Benefit Agreement.  Seller has heretofore made available to Buyer a true and complete copy, or a representative form of agreement (in the case of non-U.S. employment agreements), as of the date of this Agreement, of each Employee Benefit Agreement, other than any Employee Benefit Agreements that Seller is prohibited from making available to Buyer as the result of Laws relating to the safeguarding of data privacy, all of which prohibitions are set forth in Section 3(q)(ii) of the Disclosure Schedule.

(iii)                               With respect to the transactions contemplated hereby, any notice required under any law or collective bargaining agreement to be given to the Target Business Employees has been given, and all bargaining obligations with any employee representative have been satisfied.  Seller has not taken any actions that would cause the Buyer or any of its Affiliates to have any Liability under the WARN Act with respect to the Target Business Employees.

(iv)                              Section 3(q)(iv) of the Disclosure Schedule sets forth the name and total compensation (including accrued bonuses) of each Target Business Employee whose total compensation for 2007 is expected to exceed $100,000, except for any such information that Seller is prohibited from making available to Buyer as the result of Laws relating to the safeguarding of data privacy, all of which prohibitions are set forth in Section 3(q)(iv) of the Disclosure Schedule.

(v)                                 Section 3(q)(v) of the Disclosure Schedule sets forth the name of each Inactive Employee.

(r)            Employee Benefits.

(i)                                     Section 3(r)(i) of the Disclosure Schedule lists, as of the date of this Agreement, each material Employee Benefit Plan.

(ii)                                  Except as set forth on Section 3(r)(ii) of the Disclosure Schedule, Seller has made available to Buyer correct and complete copies of the plan documents and summary plan descriptions, in each case with respect to each material Employee Benefit Plan.

(iii)                               There does not exist, nor do any circumstances exist that would reasonably be expected to result in, any Controlled Group Liability of Seller and its Affiliates that would reasonably be expected to become a Liability, at or after the Closing, of Buyer or any entity that, together with Buyer, is treated as a single employer under Code Section 414.  For purposes of this Agreement, “Controlled Group Liability” means any and all Liabilities (A) under Title IV of ERISA, (B) under Section 302 of ERISA, (C) under Code Section 412(n) or 4971 or (D) for violation of the continuation coverage requirements of COBRA.  Neither Seller nor any of its Affiliates is obligated to contribute to any Multiemployer Plan on behalf of any Target Business Employees.

(iv)                              Section 3(r)(iv) of the Disclosure Schedule identifies each Employee Benefit Plan that is a defined contribution plan that includes a qualified cash or deferred arrangement within the meaning of Code Section 401(a) (each, a “Seller 401(k) Plan”).  The Internal Revenue Service has issued a favorable determination letter with respect to each Seller 401(k) Plan and the related trust that has not been revoked.

(v)                                 Other than as set forth in Section 3(r)(v) of the Disclosure Schedule, and provided that Buyer and its Affiliates comply with all of their obligations under this Agreement, neither the execution and delivery of this Agreement nor the consummation of the transactions contemplated hereby shall (A) result in any payment (including severance, change in control or otherwise) becoming due to any Target Business Employee under any Employee Benefit Plan or Employee Benefit Agreement, (B) increase any benefits otherwise payable under any Employee Benefit Plan or Employee Benefit Agreement to any Target Business Employee, or (C) result in the acceleration of time of payment or vesting of any such benefits under any Employee Benefit Plan or Employee Benefit Agreement to any extent, except, in the case of the foregoing clauses (A), (B) and (C), for any payments or benefits for which Seller shall be solely liable.

(s)          Environmental, Health, and Safety Matters.  Except as set forth in Section 3(s) of the Disclosure Schedule and except for any matters, individually or in the aggregate that would not be reasonably expect to have a Material Adverse Effect:

(i)                                     The Target Business is in compliance with all Environmental, Health, and Safety Requirements.

(ii)                                  In connection with the Target Business and except for any matters that have been resolved, Seller has not received any written notice, report or other request for information regarding any actual or alleged violation of, or Liability under, Environmental, Health, and Safety Requirements.

(iii)                               To the Knowledge of Seller, the Real Property does not have any (A) underground storage tanks containing Hazardous Materials, (B) asbestos-containing material in any form or condition, (C) materials or equipment containing polychlorinated biphenyls, or (D) landfills, surface impoundments, or disposal areas, or (E) toxic mold.

(iv)                              To the Knowledge of Seller, the Target Business has not treated, stored, disposed of, arranged for or permitted the disposal of, transported, handled,

manufactured, distributed, or released any Hazardous Material in a manner that would be reasonably likely to result in any Liabilities pursuant to any Environmental, Health, and Safety Requirements.

(v)                                 Neither this Agreement nor the consummation of the transactions that are contemplated by this Agreement will result in any obligations for site investigation or cleanup, or notification to or consent of Governmental Authority or third parties, pursuant to any of the so-called “transaction-triggered” or “responsible property transfer” Environmental, Health, and Safety Requirements.

(vi)                              To the Knowledge of Seller, the Target Business has not manufactured, sold, marketed, installed, or distributed products or other items containing asbestos.

(vii)                           To the Knowledge of Seller, the Target Business has not assumed or undertaken any Liability of any other Person relating to Environmental, Health, and Safety Requirements.

(viii)                        To the Knowledge of Seller, in connection with the Target Business there are no facts, events or conditions relating to the past or present facilities, properties or operations of the Target Business that  will prevent, hinder or limit continued compliance with Environmental, Health, and Safety Requirements,  or give rise to any other Liabilities pursuant to Environmental, Health, and Safety Requirements, including any relating to on-site or off-site releases or threatened releases of Hazardous Materials, substances or wastes, personal injury, property damage or natural resources damage.

(ix)                                Seller has furnished to Buyer all environmental audits, reports and other environmental documents relating to the Target Business that are (A) dated not more than five years prior to the date hereof and (B) in Seller’s possession or under Seller’s reasonable control.

(x)                                   To the Knowledge of Seller, the Target Business has not manufactured, sold, marketed, installed or distributed products or other items containing welding rods or that could result in fumes from welding rods.

(xi)                                To the Knowledge of Seller, the Target Business has not manufactured, sold, marketed, installed or distributed products or other items containing silica.

(t)            Customers and Suppliers.

(i)                                     Section 3(t)(i) of the Disclosure Schedule lists the five largest dealers with respect to the products of the Target Business for the 2006 fiscal year and for the first half of the 2007 fiscal year and sets forth opposite the name of each such dealer the percentage of consolidated net sales attributable to such dealer for such period.

(ii)                                  Since August 31, 2007, no supplier that accounted for more than 10% of the aggregate cost of goods and services purchased by the Target Business in the 2006 fiscal year has indicated that it shall stop, or decrease the rate of, supplying materials, products or services to the Target Business, and no dealer listed on Section 3(t)(i) of the Disclosure Schedule has indicated that it shall stop, or decrease the rate of, buying products from the Target Business.

(u)         Bank Accounts.  Section 3(u) of the Disclosure Schedule sets forth a true, correct and complete list of the names and locations of each bank or other financial institution at which Blount or any of the Blount Subsidiaries has a Bank Account (giving the account numbers) or safe deposit box and the names of all persons authorized to draw thereon or have access thereto, and the names of all persons, if any, now holding powers of attorney or comparable delegation of authority from Blount or any Blount Subsidiary and a summary statement of the balance thereof.

(v)         Permits.  Section 3(v) of the Disclosure Schedule sets forth a true, correct and complete list of all material Permits held by Seller in connection with the Target Business.  All of the Permits so listed are in full force and effect and Seller has not received any notice that any such Permit may be revoked or canceled.  None of the Permits set forth on Section 3(v) of the Disclosure Schedule have been modified in any way that would reasonably be expected to have a Material Adverse Effect.  Except for the Permits set forth on Section 3(v) of the Disclosure Schedule, there are no material Permits, whether federal, state, local or foreign, that are necessary for the lawful operation of the Target Business as currently operated by Seller.

(w)       Improper and Other Payments.  With respect to the Target Business, except as set forth on Section 3(w) of the Disclosure Schedule, (i) neither Seller nor, to the Knowledge of Seller, any director, officer, employee, agent or representative of Blount or any of the Blount Subsidiaries, or Person acting on behalf of any of them, has made, paid or received any bribes, kickbacks or other similar payments to or from any Person, whether lawful or unlawful, (ii) no unlawful contributions have been made by Seller, directly or indirectly, to a domestic or foreign political party or candidate, (iii) no unlawful foreign payment (as defined in the Foreign Corrupt Practices Act, 15 U.S.C. 78dd-1 et seq.) has been made by Seller or, to the Knowledge of Seller, any director, officer, employee, agent or representative of Seller, or any Person acting on behalf of any of them and (iv) the internal accounting controls of Blount and the Blount Subsidiaries are adequate to provide reasonable assurance that material instances of any of the foregoing are detected in a timely manner.

(x)           Accounting and Disclosure Controls.  Except as set forth on Section 3(x) of the Disclosure Schedule, Seller Parent has (i) established and maintained disclosure controls and procedures (as defined in Rules 13a-15(e) and 15d-15(e) of the Securities Exchange Act of 1934) and designed such disclosure controls and procedures to ensure that material information relating to it, including its consolidated subsidiaries, is made known to management by others within it and such subsidiaries and (ii) established and maintained internal controls over financial reporting (as defined in Rules 13a-15(f) and 15(d)-15(f) of the Securities Exchange Act of 1934), and designed such internal controls over financial reporting to provide reasonable assurance regarding the reliability of financial reporting and the preparation of financial statements for external purposes.

(y)         Contracts with Affiliates.  Except as set forth on Section 3(y) of the Disclosure Schedule, there are no Material Contracts between Seller Parent, Blount or any Blount Subsidiary, on the one hand, and any of Seller Parent, Blount, any Blount Subsidiary or any Affiliate of any of the foregoing, on the other hand, that will continue in effect after the Closing.

(z)           Absence of Undisclosed Liabilities.  The Target Business has no Liabilities except (i) as reflected or reserved against in the August 31, 2007 Financial Statements, (ii) Liabilities that have arisen since August 31, 2007 in the Ordinary Course of Business or that are disclosed on Section 3(g) of the Disclosure Schedule, (iii)(A) contingent liabilities not disclosed on the August 31, 2007 Financial Statements but, to the extent material as of August 31, 2007, set forth on Section 3(z) of the Disclosure Schedule, (B) certain environmental matters disclosed on

Section 3(s) of the Disclosure Schedule, (C) differences between the Liabilities, accruals and reserves on the August 31, 2007 Balance Sheet and the Liabilities actually incurred in the Ordinary Course of Business or (D) obligations arising from fulfilling or paying for purchase orders relating to the Target Business or (iv) as otherwise set forth on Section 3(z) of the Disclosure Schedule.

(aa)    Disclosure of Evaluation Material.  Except as set forth on Section 3(aa) of the Disclosure Schedule, with respect to the Target Business, Seller has not disclosed any Evaluation Material (i) since December 31, 2006, outside the Ordinary Course of Business (other than to any prospective buyer of the Target Business) and (ii) since July 26, 2007, to any prospective buyer of the Target Business (other than Buyer, its Affiliates or its representatives).

(bb)  No Further Representation or Warranty.  Except for the representations and warranties contained in this Agreement and the Transaction Agreements, none of Seller Parent, Blount, any Blount Subsidiary or any of their Affiliates makes any representations or warranties, and Seller Parent, Blount and each Blount Subsidiary hereby disclaim any other representations or warranties, whether made by Seller Parent, Seller, any Blount Subsidiary or any of their Affiliates, or any of their officers, directors, employees, agents or representatives, with respect to the execution and delivery of this Agreement or any Transaction Agreement, the transactions contemplated hereby or thereby or the Target Business.

SECTION 4                               BUYER’S REPRESENTATIONS AND WARRANTIES

Buyer represents and warrants to Seller that the statements contained in this Section 4 are correct and complete as of the date hereof.

(a)          Organization of Buyer.  Each of Buyer Parent, CFPI and each Caterpillar Subsidiary has been duly organized, is validly existing, and is in good standing under the laws of the jurisdiction of its incorporation.

(b)         Authorization of Transaction.  Each of Buyer Parent, CFPI and each Caterpillar Subsidiary has full power and authority to execute and deliver this Agreement and each Transaction Agreement to which it is a party and to perform its obligations hereunder and thereunder.  Each of this Agreement and each Transaction Agreement has been duly executed and delivered by each of Buyer Parent, CFPI and each Caterpillar Subsidiary which is a party thereto and constitutes the valid and legally binding obligation of each of Buyer Parent, CFPI and each such Caterpillar Subsidiary, enforceable in accordance with its terms and conditions, except as such enforcement may be limited by (i) bankruptcy, insolvency, reorganization, moratorium and other laws of general application affecting the rights and remedies of creditors and (ii) general principles of equity (regardless of whether such enforcement is considered in a proceeding in equity or at law).  The execution, delivery and performance of this Agreement, each Transaction Agreement to which it is a party and each other agreement, document or instrument necessary to effectuate the transactions contemplated hereby have been duly authorized by each of Buyer Parent, CFPI and each Caterpillar Subsidiary.

(c)          Non-contravention.  Neither the execution and delivery of this Agreement and any Transaction Agreement to which it is a party nor the consummation of the transactions contemplated hereby (including the assignments and assumptions referred to in Section 2) will (i) violate any constitution, statute, regulation, rule, injunction, judgment, order, decree, ruling, charge, or other restriction of any government, governmental agency, or court to which Buyer Parent, CFPI or any Caterpillar Subsidiary is subject or any provision of Buyer Parent’s, CFPI ‘s or any Caterpillar Subsidiary’s charter, bylaws, or other governing documents or (ii) conflict with, result in a breach of, constitute a default under, result in the acceleration of, create in any party the right to accelerate, terminate, modify, or cancel, or require any notice under any agreement, contract, lease, license, instrument, or other arrangement to which Buyer Parent, CFPI or any Caterpillar Subsidiary is a party or by which Buyer Parent, CFPI or such Caterpillar Subsidiary is bound or to which any of Buyer Parent’s, CFPI’s or such Caterpillar Subsidiary’s assets are subject.  None of Buyer Parent,  CFPI or any Caterpillar Subsidiary needs to give any notice to, make any filing with, or obtain any authorization, consent, or approval of any government or governmental agency in order for the Parties to consummate the transactions contemplated by this Agreement (including the assignments and assumptions referred to in Section 2) in compliance with applicable law.

(d)         Brokers’ Fees.  None of Buyer Parent,  CFPI or any Caterpillar Subsidiary has any Liability to pay any fees or commissions to any broker, finder, or agent with respect to the transactions contemplated by this Agreement for which Seller could become liable or obligated.

SECTION 5                               POST-CLOSING COVENANTS

The Parties agree as follows with respect to the period following the Closing:

(a)          General.  In case at any time after the Closing any further actions are necessary or desirable to carry out the purposes of this Agreement or any Transaction Agreement, each of the Parties agrees to (i) take such further commercially reasonable actions (including the execution and delivery of such further instruments and documents) as any other Party may reasonably request, all, subject to Section 7(k), at the cost and expense of the requesting Party (unless the requesting Party is entitled to indemnification therefor under Section 6) and (ii) use commercially reasonable efforts with respect to the physical count of Inventory described in the definition of “Closing Inventory”.  Seller acknowledges and agrees that from and after the Closing Buyer will be entitled to possession of all documents, books, files, records (including Tax records), agreements and financial data of any sort (collectively, “Books and Records”) to the extent relating to the Target Business after the Closing.  Buyer acknowledges and agrees that, from and after the Closing, Seller will be entitled, subject to Section 5(f), to reasonable access to Books and Records to the extent relating to the Target Business (prior to the Closing and after the Closing) during normal business hours to the extent necessary for Seller to conduct its business after the Closing, and Buyer agrees to retain such Books and Records from loss or damage and to maintain such information in accordance with its record retention policy.  Upon the request of Buyer, Seller agrees to provide to Buyer (at Buyer’s expense) copies of Books and Records related to any active product liability action relating to the Target Business.  Seller further agrees to use commercially reasonable efforts to (i) transfer to Buyer any permit applications primarily relating to the Target Business to the extent such transfer would be customary and permitted by the applicable Governmental Authority and (ii) withdraw the Argentina Trademarks.

(b)         Assignment.

(i)                                     Notwithstanding anything contained herein or otherwise to the contrary, this Agreement shall not constitute an assignment of any contract or permit that would otherwise be assigned to Buyer hereunder, or any claim or right or any benefit or obligation thereunder or resulting therefrom, if such assignment requires the consent of a third party thereto and such consent has not been obtained as of the date hereof (each such contract or permit, a “Non-Assignable Asset”); provided that this sentence shall not limit or otherwise affect the terms of Section 3(c) or 4(c).

(ii)                                  During the period between the Closing and the earlier of (A) the effective assignment to Buyer of a Non-Assignable Asset and (B) February 5, 2008, the Parties shall cooperate with each other in any commercially reasonable arrangement requested by the other to (x) obtain any third party consent necessary for the assignment to Buyer of such Non-Assignable Asset and (y) assign to Buyer the benefits and/or obligations under or in respect of such Non-Assignable Asset.

(iii)                               Notwithstanding anything to the contrary in this Section 5(b), during the period between the Closing and the earlier of (A) the effective assignment to Buyer of a Designated Contract and (B) February 5, 2008, Seller shall use its reasonable best efforts to (x) obtain any third party consent necessary for the assignment to Buyer of such Designated Contract and (y) assign to Buyer the benefits and/or obligations under or in respect of such Designated Contract.

(iv)                              With respect to clauses (ii)(x) and (iii)(x) above, Seller shall pay all Contract Consent Fees and up to $100,000 in the aggregate of Caterpillar Contract Consent Costs, in each case to the extent Buyer provides Seller documentation thereof.  Buyer shall pay any other fees, payments, expenses or costs (including any Caterpillar Contract Consent Costs in excess of $100,000 in the aggregate) incurred in connection with the assignment to Buyer of any Assumed Contract.

(c)          Litigation Support.  In the event and for so long as any Party actively is contesting or defending against any action, suit, proceeding, hearing, investigation, charge, complaint, claim, or demand in connection with (i) any transaction consummated pursuant to this Agreement or any Transaction Agreement or (ii) the Target Business, each of the other Parties will provide commercially reasonable cooperation to the other or its counsel in such contest or defense (including by making available its personnel and providing such testimony and access to its Books and Records as shall be reasonably necessary in connection with such contest or defense), all at the sole cost and expense of the contesting or defending Party (unless the contesting or defending Party is entitled to indemnification therefor under Section 6 and except with respect to the compensation of the other Party’s personnel).

(d)          Insurance.  Seller covenants to maintain its standard product liability insurance, consistent with its past practice, for a period of two years after the Closing.

(e)          Transition.  Subject to Section 5(g), (i) Seller will not take, nor shall Seller permit any of its subsidiaries to take, any action that is designed or intended to have the effect of discouraging any lessor, licensor, customer, supplier, or other business associate of Seller from maintaining the same business relationships with the Target Business after the Closing as it maintained with the Target Business prior to the Closing and (ii) for a period of four years from and after the Closing, Seller will refer all customer inquiries relating to the Target Business to Buyer.  In addition, after the Closing, Buyer agrees to use a manufacturer’s name other than “Blount, Inc.” on any product serial number plate.

(f)            Confidentiality.  The Parties agree that the terms of the Confidentiality Agreement are herein incorporated by reference; provided that, except as set forth in this Section 5(f), such terms shall continue in full force and effect until the date that is two years after the date hereof.  After the Closing, as it relates to Buyer, the term “Evaluation Material” shall not include any information, Books and Records or other materials to the extent relating to the Target Business, but shall include any information, Books and Records or other materials to the extent relating to Seller or its Affiliates, but not to the Target Business.  After the Closing, Seller shall be bound by Buyer’s obligations under the Confidentiality Agreement prior to the Closing with respect to the confidentiality and disclosure of the Evaluation Material to the extent relating to the Target Business; provided that, for the avoidance of doubt, such obligations shall cease with respect to any such Evaluation Material that has been publicly disclosed by Buyer or its Affiliates or at the direction of Buyer or its Affiliates.

(g)         Covenant Not to Compete and Nonsolicitation.  For a period of four years from and after the Closing, neither Seller nor any of its Affiliates will engage in, or own more than 5% of the equity interests of, any business the principal business and activities of which are substantially similar to the principal business and activities of the Target Business as of the Closing Date; provided, however, that any purchaser of more than 25% of the equity interests of Blount or Seller Parent shall not be bound by the provisions of this Section 5(g).  The Parties hereby acknowledge and agree that, other than the Target Business, no current business or activity of Seller, or any business or activity reasonably related thereto, reflected in Seller’s federal securities filings is substantially similar to the principal business and activities of the Target Business as of the Closing for purposes of this Section 5(g). If the final judgment of a court of competent jurisdiction declares that any term or provision of this Section 5(g) is invalid or unenforceable, the Parties agree that the court making the determination of invalidity or unenforceability shall have the power to reduce the scope, duration, or area of the term or provision, to delete specific words or phrases, or to replace any invalid or unenforceable term or provision with a term or provision that is valid and enforceable and that comes closest to expressing the intention of the invalid or unenforceable term or provision, and this Agreement shall be enforceable as so modified after the expiration of the time within which the judgment may be appealed.  Seller Parent, Seller and their respective directors and officers agree that they will not solicit or hire any Transferred Employee for a period of two years following the date hereof; provided that neither Seller Parent nor Seller shall be prohibited from hiring any such employee who responds to a general solicitation by Seller Parent or Seller or initiates contact with Seller Parent or Seller.

(h)         Employment and Benefit Arrangements.

(i)                                     CFPI  shall, or shall cause its Affiliates to, continue to employ (where employment continues automatically by operation of Law), or, where employment does not continue automatically by operation of Law, CFPI  shall, or shall cause its Affiliates to, make offers of employment (which shall include CFPI’s compliance with CFPI’s covenants set forth in this Section 5(h)), effective as of the Closing, to each Target Business Employee who is an Active Employee (other than James Blasek) in accordance with the provisions of this Section 5(h).  For purposes of this Agreement, the term “Active Employee” shall mean any Target Business Employee who is actively at work on the date hereof and any Target Business Employee who is not actively at work on the date hereof due to vacation, holiday, sick leave, short-term disability leave, military leave, jury duty, bereavement leave, and, in jurisdictions where employment continues automatically by operation of Law, any other leave of absence.  With respect to each Target Business Employee who is not an Active Employee (an “Inactive Employee”), CFPI, in accordance with applicable Law and any applicable collective bargaining agreement, shall make offers of employment (which shall include CFPI’s compliance with CFPI’s covenants set forth in this Section 5(h)) to each such Inactive Employee, effective as of the date on which such Inactive Employee presents himself or herself to

CFPI for active employment following the Closing.  CFPI shall, or shall cause its Affiliates to, make an offer of employment (which shall include CFPI’s compliance with CFPI’s covenants set forth in this Section 5(h)) to James Blasek, effective as of the date on which James Blasek repatriates to the United States.  The offers of employment pursuant to this Section 5(h) (or, where applicable, the continuation of employment) shall be at a base salary or hourly rate of pay that is no less than that in effect immediately prior to the date hereof and, subject to Section 5(h)(v), on terms and conditions that are substantially comparable in the aggregate to those applicable to similarly situated employees of CFPI and its subsidiaries.  CFPI and Blount hereby acknowledge that the terms and conditions of the offers of employment for James W. Cox, Bruce Narveson and Richard Planisek (the “Specified Employees”) are substantially comparable in the aggregate to those applicable to the Specified Employees immediately prior to the date hereof.  In addition, with respect to Target Business Employees who, as of the date hereof, are based primarily outside the United States, such offers (or, where applicable, the continuation of employment) shall be on terms sufficient to avoid statutory or common law severance or separation benefits, any contractual or other severance or separation benefits, or any other legally mandated payment obligations; provided that Blount has provided CFPI with any notice and information regarding the Target Business Employees that is reasonably necessary and sufficient to enable CFPI to comply with this covenant.  Blount and CFPI intend that for purposes of any employment, severance or termination benefit plan, program, policy, agreement or arrangement of Seller, the transactions contemplated by this Agreement shall not constitute a severance of employment of any Target Business Employee offered employment by CFPI prior to or upon the consummation of the transactions contemplated hereby, and that the Target Business Employees offered employment by CFPI will have continuous and uninterrupted employment immediately before and immediately after the Closing.  Notwithstanding any other provision of this Section 5(h) to the contrary, CFPI shall be solely responsible for, and shall assume all Liabilities in respect of, claims arising on or after the Closing made by any Target Business Employees who, as of the date hereof, are based primarily outside the United States for any statutory or contractual severance benefits, termination indemnity, redundancy, compensation or other termination benefits (including claims for unjustified or wrongful dismissal, notice of termination of employment or pay in lieu of notice and reasonable attorney-client costs in defending any claim) (collectively, “Termination Costs”) to the extent arising out of CFPI’s failure to offer employment to, or continue the employment of, any such Target Business Employee on terms and conditions that would preclude any claims of constructive dismissal or similar claims; provided that Seller shall be solely responsible for (A) any such Termination Costs resulting from any such Target Business Employee’s decision not to accept CFPI’s employment offer and (B) any such Termination Costs to the extent arising out of Blount’s failure to provide CFPI with any notice and information regarding the Target Business Employees that is reasonably necessary and sufficient to enable CFPI to make offers that are sufficient to prevent such Termination Costs from arising.  Notwithstanding any other provision of this Section 5(h) to the contrary, Seller shall be solely responsible for, and shall assume all Liabilities in respect of, claims arising on or after the Closing for any Termination Costs made by any Target Business Employees who, as of the date hereof, are based primarily inside the United States.

(ii)                                  Each Target Business Employee who continues in or accepts employment with CFPI or any of its Affiliates as of the Closing (or, in the case of an Inactive Employee, as of such later date that such Inactive Employee commences employment with CFPI or any of its Affiliates, or in the case of James Blasek, as of the date on which he repatriates to the United States), is referred to herein as a “Transferred Employee”.  If any Transferred Employee requires a visa, work permit or employment pass or other approval for his or her employment to transfer to or continue with CFPI or its Affiliates following the Closing, CFPI shall use its reasonable efforts to see that any necessary applications are promptly made and to secure the necessary visa, permit, pass or other approval.

(iii)                               CFPI shall give or cause to be given to each Transferred Employee full credit for purposes of eligibility to participate and vesting of benefits under any employee benefit plans and arrangements and employment-related entitlements provided, sponsored, maintained or contributed to by CFPI and its Affiliates, and for purposes of level of benefits and benefit accruals under any such plans, arrangements or entitlements that are vacation or severance plans or policies, for such Transferred Employee’s service with Seller and with any predecessor employer, in each case to the same extent recognized by Seller as of the date hereof, except to the extent such credit would result in duplication of benefits for the same period of service.  For purposes of further clarification, CFPI and its Affiliates shall not be required to provide credit for such service for benefit accrual purposes under (A) any employee benefit plan of CFPI or its Affiliates that is a defined benefit pension plan and (B) any employee benefit plan of CFPI or its Affiliates that provides post-retirement benefits.

(iv)                              Except (A) with respect to Losses under the Assumed Employee Benefit Agreements, (B) with respect to Losses that automatically transfer to CFPI or its Affiliates pursuant to applicable Law or (C) as otherwise specifically provided in this Section 5(h), Seller shall retain liability and responsibility for all employment and employee benefits-related Losses incurred, or arising out of a period ending, on or prior to the Closing that relate to the Target Business Employees (or any dependent or beneficiary of any Target Business Employee) (including any obligations under the Employee Benefit Plans), and CFPI shall have no liability or responsibility for any such Losses.  Except as specifically provided in this Section 5(h), effective after the Closing, (1) CFPI shall be solely responsible for all employment and employee benefits-related Losses that are incurred or arise after the Closing and relate to any Transferred Employee (or any dependent or beneficiary of any Transferred Employee) and (2) Seller shall have no liability with respect to any Transferred Employee (or any dependent or beneficiary of any Transferred Employee) that relates to such Transferred Employee’s employment with CFPI or any of its Affiliates.

(v)                                 Effective as of the Closing and except as otherwise provided in this Section 5(h), each Transferred Employee shall cease to be an employee of Seller and shall cease to participate in any Employee Benefit Plan.  CFPI shall establish or have in effect benefit plans, programs and arrangements for the benefit of Transferred Employees (collectively, “Buyer Benefit Plans”) in accordance with this Section 5(h).  During the period from the day after the Closing through December 31, 2007, Buyer Benefit Plans providing flexible spending account benefits (“FSA Plans”) shall provide each Transferred Employee with benefits that are substantially the same as the benefits provided by the corresponding Employee Benefit Plan providing flexible spending account benefits.  During the period from the day after the Closing through March 31, 2008 (such period, the “Plan Transition Period”), (i) Buyer Benefit Plans providing health, dental, vision or prescription drug benefits (other than post-retirement welfare benefits and other than the FSA Plans) to Transferred Employees (such plans, the

“Applicable Welfare Plans”) shall provide each Transferred Employee with benefits that are substantially the same as the benefits provided by the corresponding Employee Benefit Plans and (ii) Buyer Benefit Plans other than the Applicable Welfare Plans and other than the FSA Plans shall provide each Transferred Employee with benefits that are substantially comparable in the aggregate to the benefits provided to similarly situated employees of CFPI and its subsidiaries; provided that CFPI shall not be required to maintain the Buyer 401(k) plan during the Plan Transition Period.  As of April 1, 2008 (the “Plan Transition Date”), Buyer Benefit Plans (including the Applicable Welfare Plans and the Buyer 401(k) Plan) shall provide each Transferred Employee with benefits that are substantially comparable in the aggregate to the benefits provided to similarly situated employees of CFPI and its subsidiaries.  Without limiting the generality of the foregoing, effective as of the day after Closing, Buyer Benefit Plans shall provide Transferred Employees with postretirement welfare benefits that are substantially comparable to the post-retirement welfare benefits provided to similarly situated employees of CFPI and its subsidiaries.  Subject to the previous sentence, Blount and CFPI hereby agree that an amount equal to the Post-Retirement Amount shall be used for the purpose of providing such benefits.  CFPI shall inform the Transferred Employees that Blount has requested CFPI to provide such post-retirement welfare benefits pursuant to the transactions contemplated hereby.  At and after the Closing, CFPI shall, or shall cause its Affiliates to, assume and honor each Assumed Employee Benefit Agreement in accordance with its existing terms.

(vi)                              With respect to each Buyer Benefit Plan that is an “employee welfare benefit plan” within the meaning of Section 3(1) of ERISA (a “Buyer Welfare Plan”), CFPI shall waive all limitations as to waiting periods with respect to participation and coverage requirements applicable to the Transferred Employees and their dependents and beneficiaries, to the extent waived under the applicable corresponding Employee Benefit Plan immediately prior to the date hereof.

(vii)                           Except as otherwise required by applicable Law, Seller shall be responsible in accordance with its respective Employee Benefit Plans that are “employee welfare benefit plans” within the meaning of Section 3(1) of ERISA for all reimbursement claims (such as medical and dental claims) for expenses incurred, and for all non-reimbursement claims (such as life insurance claims) incurred, under such plans on or prior to the Closing by Transferred Employees and their dependents.  CFPI shall not have any obligation to contribute to or reimburse the Employee Benefit Plans or Seller for any costs, premiums, fees, assessments or other charges or payments associated with any Employee Benefit Plan.  CFPI shall be responsible in accordance with the applicable Buyer Welfare Plans for all reimbursement claims (such as medical and dental claims) for expenses incurred, and for all non-reimbursement claims (such as life insurance claims) incurred, after the Closing by Transferred Employees and their dependents.  For purposes of this Section 5(h)(vii), a claim shall be deemed to be incurred as follows:  (A) life, accidental death and dismemberment, disability and business travel accident insurance benefits, upon the death or accident, or the occurrence of the injury or condition, giving rise to such benefits and (B) health, dental, vision or prescription drug benefits (including in respect of any hospital confinement), upon provision of such services, materials or supplies.

(viii)                        For purposes of determining the number of vacation or annual leave days to which each Transferred Employee shall be entitled following the Closing, CFPI shall assume and honor all vacation or annual leave days accrued or earned but not yet taken by such Transferred Employee as of the date hereof; provided that all such obligations have been accrued to the extent required under GAAP in determining Closing Working Capital.  To the extent that a Transferred Employee is entitled under any applicable Law or any policy of Seller to be paid for any vacation or annual leave days accrued or earned but not yet taken by such Transferred Employee as of the date hereof, CFPI shall assume the Liability to pay for such vacation or annual leave days; provided that all such obligations have been accrued to the extent required under GAAP in determining Closing Working Capital.

(ix)                                Without limiting the generality of Section 5(h)(v), CFPI shall, or shall cause its Affiliates to, (A) assume all Liabilities with respect to the Transferred Employees under the sales commission plans or arrangements of Seller set forth on Section 5(h)(ix) of the Disclosure Schedule for those participants set forth on Section 5(h)(ix) of the Disclosure Schedule that relate to any periods during 2007 that include the Closing Date to the extent taken into account in determining Closing Working Capital, (B) maintain such plans or arrangements pursuant to their respective terms as in effect as of the date hereof for such Transferred Employees with respect to such periods and (C) at the times prescribed by such plans or arrangements as in effect as of the date hereof, make payments to the Transferred Employees in accordance with the terms of such plans or arrangements as in effect as of the date hereof; provided that no payments are required to be made under such plans or arrangements with respect to the portions of such periods following the Closing.

(x)                                   Except as expressly provided herein, or provided under applicable Law, nothing contained in this Section 5(h), express or implied, is intended to confer upon any Target Business Employee any right to employment or continued employment or to specific terms and conditions of employment with CFPI or Seller or any of their respective Affiliates, or any right to any benefits by reason of this Agreement.

(xi)                                Special U.S. Provisions.

(A)  References to “Target Business Employees” and “Transferred Employees” in this Section 5(h)(xi) shall refer only to Target Business Employees and Transferred Employees, as the case may be, who, as of the date hereof, are primarily based in the United States.

(B)  Notwithstanding any provision of this Agreement to the contrary, following the Closing, Seller shall retain, or shall cause the applicable Employee Benefit Plans to retain, (1) all assets and Liabilities that relate to benefits accrued by Target Business Employees prior to the Closing with respect to any Employee Benefit Plan that is a defined benefit pension plan and (2) all Liabilities with respect to any Employee Benefit Plan that is a post-retirement welfare benefit plan, and in the case of each of clauses (1) and (2), shall make payments to Target Business Employees with rights thereunder in accordance with the terms of the applicable Employee Benefit Plan, as in effect from time to time.  CFPI shall have no Liability under or with respect to any such Employee Benefit Plans.

(C)  Effective not later than the Plan Transition Date, CFPI or its Affiliates shall have in effect one or more defined contribution plans that include a qualified cash or deferred arrangement within the meaning of Code Section

401(k) (and a related trust exempt from tax under Code Section 501(a)) (as applicable, the “Buyer 401(k) Plan”).  Each Transferred Employee participating in a Seller 401(k) Plan immediately prior to the Closing shall become a participant in the corresponding Buyer 401(k) Plan as of the Plan Transition Date, and each Transferred Employee who would have become eligible to participate in a Seller 401(k) Plan shall become a participant in the Buyer 401(k) Plan no later than the later of such time as he or she would have become eligible to participate in any Seller 401(k) Plan and the Plan Transition Date (or, in the case of any Transferred Employee who is not an Active Employee, the date such Transferred Employee commences employment with CFPI, if later).  CFPI agrees to cause the Buyer 401(k) Plan to allow each Transferred Employee to make a “direct rollover” to such Buyer 401(k) Plan of the account balances of such Transferred Employee (including promissory notes evidencing any outstanding loans) under any Seller 401(k) Plan in which such Transferred Employee participated prior to the Closing if such direct rollover is elected in accordance with applicable Law by such Transferred Employee.  Following such transfer of account balances, Seller shall have no Liability for any costs, expenses or damages that may result from any claim for any benefit alleged to be payable under any Seller 401(k) Plan with respect to Transferred Employees and their beneficiaries who have transferred their account balances from any Seller 401(k) Plan to the Buyer 401(k) Plan, other than any costs, expenses or damages that may result from any claim for any benefit alleged to be payable under any Seller 401(k) Plan arising out of the failure by Seller to administer any Seller 401(k) Plan in compliance with applicable Law.

(D)  Effective as of the Closing, Seller shall be responsible for providing continuation coverage within the meaning of COBRA to Target Business Employees and their eligible dependents to the extent required by COBRA with respect to any “qualifying event” (as defined in COBRA) occurring on or prior to the Closing (including as a result of the transactions contemplated hereby), and CFPI shall be responsible for providing continuation coverage within the meaning of COBRA to Transferred Employees and their eligible dependents to the extent required by COBRA with respect to any qualifying event occurring after the Closing.

(E)  Seller shall be responsible for all claims for workers’ compensation benefits that are incurred on or prior to the Closing by Transferred Employees.  CFPI shall be responsible for all claims for workers’ compensation benefits that are incurred after the Closing by Transferred Employees.  For purposes of this Section 5(h)(xi)(E), a claim for workers’ compensation benefits shall be deemed to be incurred when the event giving rise to the claim occurs (the “Workers’ Compensation Event”).  If the Workers’ Compensation Event occurs over a period both preceding and following the Closing, the claim shall be the joint responsibility and liability of Seller and CFPI and shall be equitably apportioned between Seller on the one hand, and CFPI, on the other hand, based upon the relative periods of time that the Workers’ Compensation Event transpired preceding and following the Closing.

(F)  CFPI agrees to provide any required notice under the WARN Act, and to otherwise comply with the WARN Act, with respect to any “plant closing” or “mass layoff” (as defined in the WARN Act) or group termination or similar event affecting Target Business Employees and occurring after the Closing.  CFPI shall not take any action that would cause any termination of employment of any employees by Seller that occurred on or before the Closing to constitute a “plant closing” or “mass layoff” or group termination under the WARN Act, or that would create any Liability or penalty to Seller for any employment terminations under applicable Law.

(G)  With respect to the CY 2007 Middle Management Incentive Plan and the CY 2007 Executive Management Annual Incentive Plan, Seller shall make payments to the Transferred Employees with respect to the period between January 1, 2007 and the Closing Date in accordance with the terms of such plans as in effect as of the date hereof.

(H)  Prior to November 30, 2007, Seller shall contribute to the Seller 401(k) Plans the “Retirement Savings Plus” contributions that would have been required to have made by Seller in January 2008 to the Seller 401(k) Plans on behalf of the Transferred Employees with respect to the period from January 1, 2007, through the Closing Date, had the transactions contemplated by this Agreement not occurred, pursuant to the terms of the Seller 401(k) Plans in effect on October 26, 2006; provided that such contributions shall be fully vested.  Prior to December 31, 2007, Buyer shall provide each Transferred Employee who has made an election prior to October 26, 2007, to participate in any Seller 401(k) Plan with respect to 2007 with a lump-sum cash amount equal on an after-tax basis to the matching contributions that Seller would have been required to make to such Seller 401(k) Plan on behalf of such Transferred Employee with respect to the period between the Closing Date and December 31, 2007, had the transactions contemplated by this Agreement not occurred, pursuant to the terms of the Seller 401(k) Plan in effect on the date hereof and based on the applicable deferral election of such Transferred Employee in effect on the date hereof; provided that, for purposes of computing such amount, such matching contributions shall be deemed to be required to be made on a dollar-for-dollar basis and the limit on such matching contributions shall be deemed to be 6%, rather than 4.5%, of Compensation (as defined in such Seller 401(k) Plan).

(xii)                             Special Non-U.S. Provisions.

(A)  Without limiting the generality of Section 5(h)(i) or 5(h)(v), with respect to any Transferred Employees who are employed primarily outside the United States, following the Closing, CFPI shall, or shall cause its Affiliates to, provide such Transferred Employees with terms and conditions of employment in accordance with all applicable Laws.

(B)  CFPI shall, or shall cause its Affiliates to, pay any repatriation expenses of James Blasek pursuant to James Blasek’s International Assignment Provisions.

(i)             Additional Tax Matters.

(i)                                     Seller shall prepare and file any employment, sales and use and property Tax Returns with respect to Tax periods that end (or are deemed to end) on or before the

Closing Date. Buyer shall prepare all property Tax Returns with respect to Tax periods that begin before the Closing Date and end after the Closing Date (“Straddle Period”) in a manner consistent with prior filings of such property Tax Returns (unless Seller has already prepared and filed any such property Tax Returns).  Seller shall be responsible for the timely filing and distribution (taking into account any extensions received from the relevant Tax authorities) of any wage related Tax Returns for the period covering January 1, 2007 through the Closing Date, which are required to meet federal, state and local requirements; including, but not limited to, federal forms 940, 941, W-2s and corresponding W-3s and state unemployment quarterly and annual returns, whether due to be filed prior to, or after the Closing Date and shall be responsible for payment of Taxes, if any, shown thereon.  Buyer and Seller agree to utilize the standard method set forth in Revenue Procedure 2004-53 with respect to wage reporting.

(ii)                                  In case of a Straddle Period, (A) all income and gross receipt Taxes shall be apportioned between the Pre-Closing Tax Period and the Post-Closing Tax Period based upon a “closing of the books” on the Closing Date and (B) all Taxes other than Taxes based on income or gross receipts (e.g., property Taxes) shall be apportioned between the Pre-Closing Tax Period and the Post-Closing Tax Period on a per diem basis.

(iii)                               From time to time after the Closing Date, each Party shall permit reasonable access, and shall cause its accountants and other representatives to permit reasonable access, to the other Party, to the information that it or its accountants or other representatives have within their control and that may be reasonably necessary in connection with the preparation of any Tax Return or the examination by any Tax authority or other administrative or judicial proceeding relating to any Tax Return.  Each Party shall retain, or cause to be retained, until the applicable statute of limitations (including any extensions) have expired, copies of all Tax Returns for all Tax periods beginning before the Closing Date, together with supporting work schedules and other records or information that may be relevant for such Tax Returns.  No new elections with respect to Taxes, or any changes in current elections with respect to Taxes, affecting any of the Acquired Assets shall be made by Seller after the date of this Agreement.

(iv)                              Seller shall prepare and file all Tax Returns that relate to Transfer Taxes.  Buyer shall cooperate with Seller in good faith in respect of any such Tax return filings.  Seller and Buyer shall also cooperate in good faith in respect of obtaining any applicable exemptions from Transfer Taxes.

(v)                                 If, after the Closing Date, any Tax authority commences a Tax audit or similar proceeding that relates to the Target Business and if such Tax audit or similar proceeding could result in a liability of Seller vis-à-vis Buyer under this Agreement, then Buyer shall, as soon as reasonably practicable, notify Seller in writing about such Tax audit or similar proceeding.  Seller and Buyer shall cooperate in good faith in order to resolve and/or settle any such Tax audit or similar proceeding, and Buyer shall not settle any such Tax audit or similar proceeding without the prior written consent of Seller.  This Section 5(i)(v) rather than Section 6(e) shall apply to Tax matters.

(j)             Environmental Permits.  Buyer shall use commercially reasonable efforts to obtain or effect the transfer as promptly as practicable of all Permits required under Environmental, Health, and Safety Requirements to conduct the Target Business as presently conducted by

Seller.  Seller shall use commercially reasonable efforts to cooperate with Buyer in obtaining or transferring such Permits, including by providing Buyer and/or the appropriate Governmental Authority, as applicable, all required information and/or documents in connection therewith.

(k)          Parts Buyback.  After the Closing, to the extent Seller repurchases from any Designated Terminated Dealer any repair parts which meet the requirements of the Target Business’ Return Parts Policy, except for the 10% dollar limitation, Buyer agrees to promptly purchase from Seller such repair parts at 85% of the then current dealer net price.

(l)             Preparation of Closing Statements.  Seller shall prepare the Closing Statements (i) using methodology consistent with the Target Business Financial Statements, (ii) such that they present fairly the Closing Inventory and Closing Net Working Capital, as applicable, and (iii) are consistent with and based upon the books and records of the Seller Parent and Target Business as of the Closing; provided that, notwithstanding anything in this Agreement to the contrary, the sole remedies of Buyer for any breach of or failure by Seller to perform the covenants and obligations set forth in this Section 5(l) shall be the remedies available to Seller under Section 2(g).

SECTION 6                               REMEDIES FOR BREACH OF THIS AGREEMENT; INDEMNITY

(a)          Survival.  The representations and warranties of the Parties contained herein and in the Transaction Agreements shall survive the Closing for a period of two (2) years after the Closing; provided that (i) the representations and warranties contained in Sections 3(a), 3(b), 4(a) and 4(b) shall survive in perpetuity and not expire, (ii) the representations and warranties contained in Sections 3(c), 3(e) and 3(s) shall survive for a period of five years after the Closing, and (iii) the representations and warranties contained in Sections 3(i) and 3(r) shall survive until the expiration of any applicable statute of limitations (after giving effect to any extension or waiver) plus 45 days.  Neither Buyer nor Seller shall have any liability with respect to claims first asserted in connection with any representation or warranty after the survival period specified therefor in this Section 6(a); provided, however, that notwithstanding the foregoing, nothing herein shall be deemed to limit any Party’s rights to recover any or all Losses incurred or suffered by it relating to or arising out of or in connection with fraud or intentional misrepresentation, it being understood and agreed that the right to recover such Losses shall survive forever.

(b)         Indemnification by Seller.  Seller agrees to defend and indemnify the Buyer Indemnified Parties against, and to hold the Buyer Indemnified Parties harmless from, any and all Losses incurred or suffered by any Buyer Indemnified Party arising out of or relating to any of the following:

(i)                                     subject to Section 6(a), any breach of or any inaccuracy in any representation or warranty made by Seller in this Agreement or any Transaction Agreement;

(ii)                                  any breach of or failure by Seller to perform any covenant or obligation of Seller set out in this Agreement or any Transaction Agreement;

(iii)                               any asset of Seller or its Affiliates that is not an Acquired Asset or any Liability of Seller or its Affiliates that is not an Assumed Liability; and

(iv)                              any Liability or Loss arising from the Acquired Assets or Target Business on or before the Closing Date, except to the extent such Liability or Loss is an Assumed Liability; provided that this clause (iv) shall not apply to the extent such Liability or Loss is in respect of any breach of or any inaccuracy in any representation or warranty made by Seller in this Agreement or any Transaction Agreement.

(c)          Indemnification by Buyer.  Buyer agrees to defend and indemnify the Seller Indemnified Parties against, and to hold the Seller Indemnified Parties harmless from, any and all Losses incurred or suffered by any Seller Indemnified Party arising out of or relating to any of the following:

(i)                                     subject to Section 6(a), any breach of or any inaccuracy in any representation or warranty made by Buyer in this Agreement or any Transaction Agreement;

(ii)                                  any breach of or failure by Buyer to perform any covenant or obligation of Buyer set out in this Agreement or any Transaction Agreement; and

(iii)                               any Acquired Asset (to the extent such Loss arises after the Closing) or any Assumed Liability; provided that this clause (iii) shall not apply to the extent such Liability or Loss is in respect of any breach of or any inaccuracy in any representation or warranty made by Buyer in this Agreement or any Transaction Agreement.

(d)         No Materiality Qualifiers.  After it has been determined that a representation or warranty has been breached, taking into account any materiality qualification therein (including any reference to “material”, “Material Adverse Effect”, “in all material respects” and similar qualifications as to materiality), any such materiality qualification shall be disregarded or purposes of calculating the amounts for which the Parties shall be liable under Sections 6(b)(i) and (c)(i).

(e)          Limitations on Liability.  Notwithstanding any other provision of this Agreement:

(i)             The Buyer Indemnified Parties shall have the right to payment by Seller under Section 6(b)(i) only if the Buyer Indemnified Parties shall have incurred as to all inaccuracies and breaches indemnifiable Losses in excess of $500,000 (the “Deductible”); provided that, once the Buyer Indemnified Parties have incurred such indemnifiable Losses in excess of the Deductible, they shall have the right to payment by Seller only to the extent such indemnifiable Losses exceed $250,000; provided, further, that the maximum aggregate obligation of Seller to the Buyer Indemnified Parties under Section 6(b)(i) shall not exceed $42,000,000 (the “Cap”).  Notwithstanding anything to the contrary herein, the limitations contained in the provisos above shall not apply to (A) any indemnification for any Losses incurred by the Buyer Indemnified Parties for any intentional misrepresentation or fraudulent breach of a representation or warranty contained herein or in any Transaction Agreement, (B) any indemnification for any Losses incurred by the Buyer Indemnified Parties in connection with any Liability indemnified by Seller under Sections 6(b)(ii), (iii) and (iv) or (C) any indemnification for Losses incurred by the Buyer Indemnified Parties in connection with any Liability for breaches of Sections 3(a), (b), (c), (e) and (l).

(ii)                                  The Seller Indemnified Parties shall have the right to payment by Buyer under Section 6(c)(i) only if the Seller Indemnified Parties shall have incurred as to all inaccuracies and breaches indemnifiable Losses in excess of the Deductible; provided that, once the Seller Indemnified Parties have incurred such indemnifiable Losses in excess of the Deductible, they shall have the right to payment by Buyer only to the extent such indemnifiable Losses exceed $250,000.  Notwithstanding anything to the contrary herein, the limitation contained in the proviso above shall not apply to (A) any indemnification for any Losses incurred by the Seller Indemnified Parties for any intentional misrepresentation or fraudulent breach of a representation or warranty contained herein or in any Transaction Agreement, (B) any indemnification for any Losses incurred by the Seller Indemnified Parties in connection with any Liability indemnified by Seller under Sections 6(c)(ii) and (iii) or (C) any indemnification for Losses incurred by the Buyer Indemnified Parties in connection with any Liability for breaches of Sections 4(a), (b) and (c).

(iii)                               The indemnification provided in this Section 6 shall be the sole and exclusive remedy after the Closing for damages available to the Parties for breach of any of the representations and warranties, covenants (other than Sections 6(f) and 6(g)) or other obligations of the Parties contained herein; provided, however, that this exclusive remedy for damages does not preclude a Party from pursuing remedies under applicable Law for fraud or intentional misrepresentation.

(iv)                              Notwithstanding anything contained in this Agreement to the contrary, no Party shall be liable to the other Party or its Affiliates for special, consequential, punitive or exemplary Losses or damages; provided, however, that the forgoing shall not preclude (A) recovery by an Indemnified Party in respect of Losses directly incurred from Third-Party Claims or (B) a Party from pursuing remedies under applicable Law for fraud or intentional misrepresentation.

(v)                                 The amounts for which the Parties shall be liable under Sections 6(b) and 6(c) shall be net of (A) any insurance recovered by the Indemnified Parties from their own insurance policies (it be understood that no such Indemnified Party shall be required make a claim with its insurance carrier for any such recovery) and (B) the amount of the applicable Loss arising out of any item which a Party can demonstrate was included as an Account Payable or Accrued Expense in calculating Closing Net Working Capital.  For the avoidance of doubt, no indemnification shall be required under this Agreement for any differences between reserves, estimates or accruals related to any item and the actual value or level of such item.

(vi)                              Notwithstanding any provision of this Agreement to the contrary, nothing in this Agreement shall eliminate, limit or prohibit any Seller rights, and Seller shall retain all its rights, pursuant to Law, including common law and any applicable Environmental, Health, and Safety Requirements, to recover from any third party any Losses that are or may become the subject of any claim for indemnification by any Buyer Indemnified Parties; provided that, upon the written request and at the direction of Seller, Buyer Indemnified Parties shall promptly and diligently pursue, at Seller’s expense, all remedies Buyer Indemnified Parties may have against any third parties for any such Losses, unless such remedies have no reasonable chance of success; provided, further, that, the amounts for which Seller shall be liable for such Losses under Section 6(b) shall be net of any amounts recovered by the Buyer Indemnified Parties from any third parties.

(vii)                           Notwithstanding any provision of this Agreement to the contrary, Seller shall not be required to indemnify any Buyer Indemnified Parties, and shall not have any Liability for any Pre-Closing Environmental Liabilities, any breaches of the representations and warranties contained in Section 3(s) or Section 3(v) or any other matters pursuant to Environmental, Health and Safety Requirements to the extent (A) any Buyer Indemnified Parties (1) incur any costs resulting or arising from any investigation of or Remedial Action with respect to environmental conditions (including drilling or sampling) following the Closing other than any investigation or other Remedial Action reasonably required by Environmental, Health and Safety Requirements; provided that, without limiting any other provision of this Agreement (including the procedures in Section 6(g)(x)), this Section 6(e)(vii)(A)(1) shall not apply to (x) Phase II sampling conducted for the purpose of reasonably identifying a known or suspected release of Hazardous Materials at the Target Business’ Soderhamn, Sweden facility to the extent such sampling is reasonably recommended by a Phase I environmental site assessment commenced within 30 days of the Closing Date and conducted to applicable ASTM standards by or on behalf of the Buyer and to the extent such sampling is permitted by the legal owner of the Soderhamn, Sweden facility (provided that, Buyer shall provide Seller with a reasonable opportunity to review and comment on a draft of any such Phase I report prior to its finalization and on the scope and workplan of any such Phase II sampling prior to conducting such sampling), (y) Phase II sampling conducted for the purpose of reasonably identifying a known or suspected release of Hazardous Materials at the Real Properties in Prentice, Wisconsin, Owatonna, Minnesota or Zebulon, North Carolina to the extent reasonably recommended by a Phase I environmental site assessment conducted to applicable ASTM standards and to the extent conducted by or on behalf, and at the reasonable request, of a bone fide prospective purchaser of the relevant Real Property from the Buyer for the purpose of reasonably establishing a legal defense to liability for such a release of Hazardous Materials pursuant to applicable Environmental, Health and Safety Requirements (provided that, Buyer shall provide Seller with a reasonable opportunity to review and comment on a draft of any such Phase I report prior to its finalization and on the scope and workplan of any such Phase II sampling prior to conducting such sampling) and (z) a release of Hazardous Materials discovered solely as a result of commercially reasonable construction activities by Buyer at any Real Property in connection with an expansion of current Target Business operations (provided that, commercially reasonable construction activities shall in no case include any activities conducted for the purpose of identifying or assessing known, unknown or suspected environmental conditions, including any release of Hazardous Materials, excluding activities solely conducted for a commercially reasonable geotechnical, architectural and/or engineering purpose in connection with construction activities), (2) incur any costs in excess of the costs to comply with industrial cleanup standards or other applicable minimum standards, including the use of environmental land use restrictions, or otherwise in excess of the minimum costs necessary to bring a condition into compliance with Environmental, Health and Safety Requirements or to satisfy the reasonable requirements of a Governmental Authority or (3) contribute to or  exacerbate any environmental condition or other Pre-Closing Environmental Liability after the Closing, (B) such Liability arises out of the cessation of or change in operations at, or the closure or demolition of, a facility of the Target Business, (C) such Liability results or arises from the removal of asbestos-containing materials or lead paint, except to the extent such asbestos-containing materials or lead paint were in a condition at or prior to the Closing not in compliance with Environmental, Health, and Safety Requirements or (D) such Liability arises out of any post-Closing exposure to any Hazardous Material, except to the extent provided under Section 6(b)(iii) with respect to any Asbestos Liability, Silica Liability or Welding Rod Liability or to the extent such Liability constitutes a Pre-Closing Environmental Liability.

(f)            Matters Involving Third Parties.

(i)                                     If any third party notifies an Indemnified Party with respect to a Third-Party Claim, then the Indemnified Party shall promptly notify each Indemnifying Party thereof in writing; provided, however, that no delay on the part of the Indemnified Party in notifying any Indemnifying Party shall relieve the Indemnifying Party from any obligation hereunder unless (and then solely to the extent) the Indemnifying Party is thereby prejudiced.

(ii)                                  Any Indemnifying Party will have the right to defend the Indemnified Party against the Third-Party Claim with counsel of its choice reasonably satisfactory to the Indemnified Party so long as (A) the Indemnifying Party notifies the Indemnified Party in writing within 15 days after the Indemnified Party has given notice of the Third-Party Claim that the Indemnifying Party will indemnify the Indemnified Party from and against any and all Losses the Indemnified Party may suffer arising out of or relating to the Third-Party Claim, (B) the Indemnifying Party provides the Indemnified Party with evidence reasonably acceptable to the Indemnified Party that the Indemnifying Party will have the financial resources to defend against the Third-Party Claim and fulfill its indemnification obligations hereunder, (C) the Third-Party Claim involves money damages and to the extent the Third-Party Claim does not seek an injunction or other equitable relief and (D) the Indemnifying Party conducts the defense of the Third-Party Claim actively and diligently.

(iii)                               So long as the Indemnifying Party is conducting the defense of the Third-Party Claim in accordance with Section 6(e)(ii), (A) the Indemnified Party may retain separate co-counsel at its sole cost and expense and participate in the defense of the Third-Party Claim, (B) the Indemnified Party will not consent to the entry of any judgment on or enter into any settlement with respect to the Third-Party Claim without the prior written consent of the Indemnifying Party (not to be unreasonably withheld) and (C) the Indemnifying Party will not consent to the entry of any judgment on or enter into any settlement with respect to the Third-Party Claim without the prior written consent of the Indemnified Party (not to be unreasonably withheld).

(iv)                              In the event any of the conditions in Section 6(e)(ii) is or becomes unsatisfied, upon at least 10 Business Days’ prior written notice to the Indemnifying Party setting forth in reasonable detail the unsatisfied condition and the Basis under which the Indemnified Party believes such condition to be unsatisfied, (A) the Indemnified Party may defend against, and consent to the entry of any judgment on or enter into any settlement with respect to, the Third-Party Claim in any manner it may deem appropriate (and the Indemnified Party need not consult with, or obtain any consent from, any Indemnifying Party in connection therewith), (B) the Indemnifying Party will reimburse the Indemnified Party promptly and periodically for the costs of defending against the Third-Party Claim (including attorneys’ fees and expenses) and (C) the Indemnifying Party will remain responsible for any Losses the Indemnified Party may suffer arising out of or relating to the Third-Party Claim to the fullest extent provided in this Section 6.

(g)   Additional Environmental Procedures, Control and Access.

(i)            If any Indemnified Party becomes aware of any claim, the occurrence of any event, or the existence of any facts, which could become the subject of an indemnification claim under this Agreement arising out of or relating to, in the case of a claim by a Buyer Indemnified Party, any Pre-Closing Environmental Liabilities or breaches of the representations and warranties contained in Section 3(s) or Section 3(v) or, in the case of a claim by a Seller Indemnified Party, any Post-Closing Environmental Liabilities (in each case, an “Environmental Indemnification Claim”), the Indemnified Party shall promptly notify each Indemnifying Party thereof in writing; provided, however, that no delay on the part of the Indemnified Party in such notification to any Indemnifying Party shall relieve the Indemnifying Party from any obligation hereunder unless (and then solely to the extent that) the Indemnifying Party is actually prejudiced thereby.

(ii)           After receipt of a notice of an Environmental Indemnification Claim submitted by any Buyer Indemnified Party, in addition to any rights Seller may have under Section 6(f), and any indemnity limitations provided under Section 6(e), Seller shall have the right, but not the obligation, upon written notice to the Buyer Indemnified Party, to assume the management, control and/or performance of any investigation, cleanup or other remedial or corrective action (together, “Remedial Actions”) relating to any such Environmental Indemnification Claim, including having sole authority to make all final decisions and determinations with respect to any such Remedial Action; provided that Seller must notify the Buyer Indemnified Party that it intends to exercise such right within 120 days of receipt of such notice of an Environmental Indemnification Claim, and the Buyer Indemnified Party shall manage, control and/or perform such Remedial Action during the 120 day period prior to any notice by Seller; provided, however, that Seller shall have the right, but not the obligation, upon written notice to such Buyer Indemnified Party, to assume such management, control and/or performance of such Remedial Action at anytime after such 120 day period where (y) the indemnifiable costs relating to any such Environmental Indemnification Claim exceed, or are reasonably expected to exceed, on a cumulative basis $400,000 or (z) the Environmental Indemnification Claim involves a Third Party Claim.

(iii)          After receipt of any notice of any Environmental Indemnification Claim submitted by any Seller Indemnified Party, in addition to any rights Buyer may have under Section 6(f), Buyer shall assume the management, control and/or performance of any Remedial Actions relating to any such Environmental Indemnification Claim; provided however, in the case of any Remedial Action conducted in response to or otherwise in connection with both a Pre-Closing Environmental Liability and a Post-Closing Environmental Liability, this Section 6(g)(iii) shall not apply, and the management, control and performance of such Remedial Action shall be determined pursuant to the provisions of
Section 6(g)(ii).

(iv)          The party that manages, controls and/or performs any Remedial Actions relating to any Environmental Indemnification Claim (the “Controlling Party”) shall (A) keep the other party (the “Non-Controlling Party”) reasonably informed of the progress and status of such Remedial Actions, (B) keep accurate records of the costs of all such Remedial Actions and (C) provide the Non-Controlling Party with copies of such records upon request.

(v)           The Controlling Party shall provide the Non-Controlling Party with drafts of all proposed remediation plans or other written submissions relating to any Remedial Action managed, controlled and/or performed hereunder not less than ten business days prior to the date on which they are to be submitted and shall give the Non-Controlling Party a reasonable opportunity to comment thereon.  The Non-Controlling Party shall have the reasonable opportunity to attend any meetings with Governmental Authorities with respect to such Remedial Actions; provided that Controlling Party shall have the sole right to negotiate with any Governmental Authority with respect to the timing, scope and other conditions, and final resolution of any such Remedial Action.

(vi)          The selection by the Controlling Party of (A) any consultants involved in any Remedial Actions and (B) the type and scope of any Remedial Action and any related workplans, including the location of any recovery, monitoring or other remedial wells, shall be subject to the approval of the Non-Controlling Party, which approval shall not be unreasonably withheld or delayed.

(vii)         Notwithstanding any approval required under Section 6(g)(vi) above, any Remedial Actions conducted in connection with any Environmental Indemnification Claim shall (A) be conducted in accordance with all applicable Environmental, Health, and Safety Requirements and in a workmanlike manner and (B) where Seller is the Controlling Party, to the extent reasonably practicable from an economic and engineering standpoint, avoid undue interference with the ongoing business operations of the Target Business; provided that, where the Seller is the Indemnifying Party, in no case shall the Seller be required to conduct, or indemnify any Buyer Indemnified Party for, any Remedial Action other than in accordance with the standards and limitations provided in Section 6(e)(vii).

(viii)        The Parties shall use their reasonable best efforts to cooperate with each other in all matters relating to any Environmental Indemnification Claim, or any claims by or against third parties relating thereto, including access provided by Buyer to information or copies of documentation necessary to respond to any request by any Governmental Authority; provided that, if such access would require the Parties to reveal information that would otherwise be protected by attorney-client privilege or any attorney work product doctrine, or other privilege pertaining to confidentiality, then Buyer and Seller shall enter into a reasonable confidentiality agreement, joint defense or similar agreement governing the terms and conditions of such access and reasonably calculated to preserve confidentiality and the applicable privileges.

(ix)           In connection with any Environmental Indemnification Claim, Buyer shall provide access to, and Seller shall have the right, but not the obligation, at reasonable times and after reasonable notice, to enter on, the applicable Real Property (A) if Seller is the Controlling Party, to conduct any Remedial Action (subject to the terms of this Section 6(g)) and (B) if Seller is the Non-Controlling Party, to monitor Buyer’s performance of any Remedial Action, including taking split samples at its own expense.

(x)            In the event of a disagreement between the Controlling Party and the Non-Controlling Party regarding that type and scope of any Remedial Action, the Parties shall consult with their respective responsible executives who will undertake reasonable best efforts to resolve the disagreement in good faith.

(xi)           Notwithstanding any provision to the contrary herein, without the Indemnifying Party’s written consent, which shall not be unreasonably withheld, Indemnified Party shall have no right to (A) enter into any orders or other legally-binding agreements with any Governmental Authorities, any settlements with any third parties, or any voluntary cleanup program, or (B) except as required by any Environmental Law, submit any report to any Governmental Authority, with respect to any presence or release of Hazardous Materials, non-compliance with Environmental Law, or other environmental conditions at or relating to any Real Property or the Target Business that, in each of case (A) and (B) is or may reasonably become the subject of, in whole or in part, any Environmental Indemnification Claim; provided that, where Seller is both the Indemnifying Party and the Controlling Party, Seller shall not, without Buyer’s written consent, which shall not be unreasonably withheld or delayed, enter into any orders or other legally binding agreements with any Governmental Authorities or any settlements with third parties with respect to such presence, release, non-compliance or environmental condition.

(h)   Recoupment Against General Escrow Amount and Specified Environmental Escrow Amount.

(i)            Any indemnification to which Buyer is entitled under this Agreement as a result of any Losses, other than Specified Environmental Losses relating to the Owned Real Property in Prentice, Wisconsin, shall first be made as a payment to Buyer from the General Escrow Amount pursuant to the terms and conditions of the General Escrow Agreement and, to the extent that the aggregate amount of such indemnification exceeds the General Escrow Amount, Seller shall be responsible therefor.

(ii)           Any indemnification to which Buyer is entitled under this Agreement as a result of any Specified Environmental Losses relating to the Owned Real Property in (A) Prentice, Wisconsin or (B) to the extent the General Escrow Amount has been fully exhausted and/or returned to Seller, in whole or in part, pursuant to the terms and conditions of the General Escrow Agreement, Zebulon, North Carolina or Owatonna, Minnesota, shall first be made as a payment to Buyer from the Specified Environmental Escrow Amount pursuant to the terms and conditions of the Specified Environmental Escrow Agreement and, to the extent that the aggregate amount of such indemnification exceeds the Specified Environmental Escrow Amount, Seller shall be responsible therefor.

(i)    Purchase Price Adjustments.  For Tax purposes, to the extent permitted by applicable law, any amounts payable under Section 6(b) or (c) shall be treated by Buyer and Seller as an adjustment to the Adjusted Purchase Price.

(j)    Mitigation.  Buyer and Seller shall cooperate with each other with respect to resolving any claim or Liability with respect to which one Party is obligated to provide indemnification hereunder, including by using commercially reasonable efforts to mitigate or resolve any such claim or Liability; provided that prior to the Closing, Buyer shall not be deemed to have relied on any representation or warranty of Buyer other than those expressly set forth in this Agreement.

SECTION 7          MISCELLANEOUS

(a)   Press Releases and Public Announcements.  For a period of thirty (30) calendar days following the Closing Date, no Party shall issue any press release or make any public announcement relating to the transactions contemplated hereby without the prior written approval of the other Party; provided, however, that any Party may (i) make any public disclosure it believes in good faith is required by applicable law or any listing or trading agreement concerning its publicly traded securities (in which case the disclosing Party will use its commercially reasonable efforts to advise the other Party prior to making the disclosure) and (ii) cause its officers, directors or employees to respond to inquiries relating to the transactions contemplated hereby to the extent such Party reasonably believes that its failure to respond to any such inquiry could directly or indirectly materially adversely effect such Party’s or such Party’s Affiliate’s market reputation.

(b)   No Third-Party Beneficiaries.  This Agreement shall not confer any rights or remedies upon any Person other than the Parties, and to the extent expressly set forth herein, their Affiliates, the Buyer Indemnified Parties, the Seller Indemnified Parties, and all of their respective successors and permitted assigns.

(c)   Entire Agreement.  This Agreement, together with the Transaction Agreements, constitutes the entire agreement among the Parties and supersedes any prior understandings, agreements, or representations by or among the Parties, written or oral, to the extent they relate in any way to the subject matter hereof.

(d)   Succession and Assignment.  This Agreement shall be binding upon and inure to the benefit of the Parties named herein and their respective successors and permitted assigns.  None of Buyer Parent, CFPI or any Caterpillar Subsidiary, on the one hand, or Seller Parent, Blount or any Blount Subsidiary, on the other hand, may assign either this Agreement or any of its rights, interests or obligations hereunder without the prior written approval of Blount, in the case of Buyer Parent, CFPI or any Caterpillar Subsidiary, or CFPI, in the case of Seller Parent, Blount or any Blount Subsidiary.

(e)   Counterparts.  This Agreement may be executed in one or more counterparts (including by means of facsimile), each of which shall be deemed an original but all of which together will constitute one and the same instrument, except no Party shall be bound unless all Parties have delivered their signatures to the other Parties.  Facsimile transmission of a counterpart hereto shall constitute an original hereof.

(f)    Headings.  The section headings contained in this Agreement are inserted for convenience only and shall not affect in any way the meaning or interpretation of this Agreement.

(g)   Notices.  Any notice, request, instruction or other document to be given hereunder by a Party shall be in writing and shall be deemed to have been given (i) when received if given in person or by courier or a courier service, (ii) on the date of transmission if sent by telex, facsimile, electronic mail or other wire transmission (receipt confirmed (other than with respect to electronic mail)) or (iii) five business days after being deposited in the mail, certified or registered, postage prepaid:

If to Buyer:

                Caterpillar Forest Products Inc.
100 S. L. White Blvd.
LaGrange, GA 30241
Attn:  John Carpenter – President
Facsimile:  (706) 880-4328

with a copy to:

                Caterpillar Inc.
100 N.E. Adams St.
Peoria, Illinois 61629-9600
Attn:  Deputy General Counsel
Facsimile:  (309) 675-1795

If to Seller:

                Blount, Inc.
4909 S.E. International Way
Portland, OR  97222-4679
Attn:  Richard H. Irving, III, Esq.
Facsimile:  (503) 653-4592

or such other address as any Party may from time to time specify by notice to the other Parties in the manner herein set forth.

(h)   Applicable Law; Choice of Forum; Waiver of Jury Trial.  This Agreement shall be governed by and construed and enforced in accordance with the domestic laws of the State of Delaware, United States of America, without giving effect to any choice or conflict of law provision or rule (whether of the State of Delaware or any other jurisdiction) that would cause the application of laws of any jurisdiction other than the State of Delaware, United States of America.  The Parties agree that any suit, action or proceeding brought by the Parties in connection with or arising out of this Agreement shall be brought solely in the United States District Court of the District of Delaware or, if such court lacks jurisdiction, in the Delaware Court of Chancery.  Each Party consents to the jurisdiction and venue of each such court.  Each Party hereby waives, to the fullest extent permitted by applicable law, any right it may have to a trial by jury in respect to any litigation directly or indirectly arising out of, under or in connection with this Agreement, any Transaction Agreement or any transaction contemplated hereby or thereby.  Each Party (i) certifies that no representative, agent or attorney of any other Party has represented, expressly or otherwise, that such other party would not, in the event of litigation, seek to enforce that foregoing waiver and (ii) acknowledges that it and the other Parties hereto have been induced to enter into this Agreement and the Transaction Agreements, as applicable, by, among other things, the mutual waivers and certifications in this Section 7(h).

(i)    Amendments and Waivers.  No amendment of any provision of this Agreement shall be valid unless the same shall be in writing and signed by Buyer and Seller. No waiver by any Party of any provision of this Agreement or any default, misrepresentation, or breach of warranty or covenant hereunder, whether intentional or not, shall be valid unless the same shall be in writing and signed by the Party making such waiver nor shall such waiver be deemed to extend to any prior or subsequent default, misrepresentation, or breach of warranty or covenant hereunder or affect in any way any rights arising by virtue of any prior or subsequent such default, misrepresentation, or breach of warranty or covenant.

(j)    Severability.  Any term or provision of this Agreement that is invalid or unenforceable in any situation in any jurisdiction shall not affect the validity or enforceability of the remaining terms and provisions hereof or the validity or enforceability of the offending term or provision in any other situation or in any other jurisdiction.

(k)   Expenses.  Except as otherwise provided herein, each Party shall bear its own costs and expenses (including legal fees and expenses) incurred in connection with this Agreement, the Transaction Agreements and the transactions contemplated hereby and thereby; provided that (i) all fees (including any penalties and interest thereon) owed to any Governmental Authority in Sweden in connection with the transfer of employment of Swedish Transferred Employees from Seller to Buyer shall be paid by Seller when due, (ii) all title fees (including any penalties and interest thereon) owed as of the date hereof in respect of Owned Real Property shall be paid by Seller when due, (iii) all survey fees (including any penalties and interest thereon) owed as of the date hereof in respect of Owned Real Property shall be paid by Buyer when due and (iv) all Transfer Fees (including any penalties and interest thereon) incurred in connection with the consummation of the transactions contemplated by this Agreement and the Transaction Agreements shall be paid by Seller when due.  Buyer shall use commercially reasonable efforts to minimize any such Transfer Fees.

(l)    Construction.  The Parties have participated jointly in the negotiation and drafting of this Agreement.  In the event an ambiguity or question of intent or interpretation arises, this Agreement shall be construed as if drafted jointly by the Parties and no presumption or burden of proof shall arise favoring or disfavoring any Party by virtue of the authorship of any of the provisions of this Agreement.  Any reference to any federal, state, local, or foreign statute or law shall mean such statute or law, as amended, codified, replaced, or re-enacted, in whole or in part, and shall also be deemed to refer to all rules and regulations promulgated thereunder, unless the context requires otherwise.  Unless the context requires otherwise, singular includes plural and vice versa and any gender includes every gender, and where any word or phrase is given a defined meaning, any other grammatical form of that word or phrase will have a correlative meaning.  The word “including” shall mean including without limitation.  The Parties intend that each representation, warranty, and covenant contained herein shall have independent significance.  If any Party has breached any representation, warranty, or covenant contained herein in any respect, the fact that there exists another representation, warranty, or covenant relating to the same subject matter (regardless of the relative levels of specificity) that the Party has not breached shall not detract from or mitigate the fact that the Party is in breach of the first representation, warranty, or covenant.  Except as provided in Section 6(j), any due diligence review, audit or other investigation or inquiry undertaken or performed by or on behalf of Buyer shall not limit, qualify, modify or amend the representations, warranties or covenants of, or indemnities by, Seller made pursuant to this Agreement, irrespective of the knowledge and information received (or which should have been received) therefrom by Buyer.

(m)  Incorporation of Exhibits and Schedules.  The Exhibits and Schedules to this Agreement are incorporated herein by reference and made a part hereof.

(n)   Specific Performance.  Except as otherwise provided in Section 6(e)(iii), each Party acknowledges and agrees that the other Party would be damaged irreparably in the event any provision of this Agreement is not performed in accordance with its specific terms or otherwise is breached, so that a Party shall be entitled to injunctive relief to prevent breaches of this

Agreement and to enforce specifically this Agreement and the terms and provisions hereof in addition to any other remedy to which such Party may be entitled, at law or in equity.  In particular, except as otherwise provided in Section 6(e)(iii), the Parties acknowledge that the Target Business is unique and recognize and affirm that in the event Seller breaches this Agreement, money damages would be inadequate and Buyer would have no adequate remedy at law, so that Buyer shall have the right, in addition to any other rights and remedies existing in its favor, to enforce its rights and the other Parties’ obligations hereunder not only by action for damages but also by action for specific performance, injunctive, and/or other equitable relief.

(o)   Joint and Several Obligations.  The obligations under this Agreement of Blount and the Blount Subsidiaries, on the one hand, and CFPI and the Caterpillar Subsidiaries, on the other hand, shall be joint and several; provided that neither any Blount Subsidiary nor any Caterpillar Subsidiary shall have any Liability hereunder for damages in excess of the amount set forth next to its name on Section 7(o) of the Disclosure Schedule.  For the avoidance of doubt, the obligations under this Agreement of each of Blount, on the one hand, and CFPI, on the other hand, shall be joint and several without limitation.

(p)   Governing Language.  This Agreement has been negotiated and executed by the Parties in English.  In the event any translation of this Agreement is prepared for convenience or any other purpose, the provisions of the English version shall prevail.

(q)   Remittances.  All remittances, payments, mail and other communications relating to the Acquired Assets or the Assumed Liabilities received by Seller at any time after the Closing Date shall be promptly turned over to Buyer by Seller. All remittances, payments, mail and other communications relating to any asset that is not an Acquired Asset or any liability that is not an Assumed Liability received by Buyer at any time after the Closing Date shall be promptly turned over to Seller by Buyer.

[Signatures appear on the next page.]

IN WITNESS WHEREOF, the Parties hereto have executed this Agreement as of this 5th day of November, 2007.

Blount, Inc		Blount International, Inc.

By:	/s/ Calvin E. Jenness	By:	/s/ Calvin E. Jenness
Name:	Calvin E. Jenness	Name:	Calvin E. Jenness
Title:	Senior Vice President and Chief Financial Officer	Title:	Senior Vice President and Chief Financial Officer

“Blount Subsidiaries”

Omark Properties, Inc.		OOO Blount

By:	/s/ Richard H. Irving, III	By:	/s/ Richard H. Irving, III
Name:	Richard H. Irving, III	Name:	Richard H. Irving, III
Title:	Vice President	Title:	Authorized Signatory

Blount Industriales Ltda		Svenska Blount AB

By:	/s/ Calvin E. Jenness	By:	/s/ Kenneth O. Saito
Name:	Calvin E. Jenness	Name:	Kenneth O. Saito
Title:	Authorized Signatory	Title:	Director

[Signature page to the Asset Purchase Agreement]

Caterpillar Forest Products Inc.		Caterpillar Inc.

By:	/s/ John T. Carpenter	By:	/s/ John T. Carpenter
Name:	John T. Carpenter	Name:	John T. Carpenter
Title:	President	Title:	General Manager - Caterpillar Forest Products

“Caterpillar Subsidiaries”

Caterpillar Brasil Ltda.

By:	/s/ Natal Garcia
Name:	Natal Garcia
Title:	CBL Managing Director

[Signature page to the Asset Purchase Agreement]